SCHEDULE 14A INFORMATION

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

VIB Corp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: common stock, no par value

	(2)	Aggregate number of securities to which transaction applies: 13,585,838

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$15.10 cash per share

	(4)	Proposed maximum aggregate value of transaction: $205,146,154

	(5)	Total fee paid: $41,029

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

[VIB CORP LETTERHEAD]

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ____________, 2002 At 6:00 P.M.	[VIB CORP LOGO]

NOTICE IS HEREBY GIVEN that, pursuant to the Bylaws of VIB Corp (the “Company”) and the call of its Board of Directors, a Special Meeting of Shareholders (the “Meeting”) of the Company will be held at the Barbara Worth Country Club, 2050 Country Club Drive, Holtville, California 92250, on ____________, ____, 2002, at 6:00 p.m., for the purpose of considering and voting upon the following matter:

Approval of Agreement and Plan of Reorganization. Approving the principal terms of the Agreement and Plan of Reorganization (the “Agreement”), dated July 30, 2002, by and among the Company, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., Rabobank Nederland (“Rabobank”), and Utrecht-America Acquisition Corp. I, that provides for the acquisition of the Company by Rabobank, as more fully described in the accompanying Proxy Statement.

No other business may be transacted at the Meeting.

The Board of Directors of the Company has fixed the close of business on October 11, 2002 as the record date for determination of shareholders entitled to notice of, and the right to vote at, the Meeting. A majority of the shares of the Company’s common stock outstanding on the record date must be voted in favor of the Agreement in order for the transaction to be completed.

The proposed transaction is described in more detail in the accompanying Proxy Statement, which you should read carefully in its entirety before voting. A copy of the Agreement is attached as Appendix A to the Proxy Statement.

All shareholders of the Company are cordially invited to attend the Meeting. However, we encourage you to vote by proxy so that your shares will be represented and voted at the Meeting even if you cannot attend. Of course, this will not prevent you from voting in person at the Meeting. Your failure to vote your shares will have the same effect as voting against approval of the Agreement. Therefore, your vote is very important.

In connection with the proposed transaction, you may exercise dissenters’ rights to the extent provided by the California General Corporation Law. For additional details about dissenters’ rights, please refer to the section entitled “PROPOSAL — APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION - Dissenters’ Rights” and Appendix C in the accompanying Proxy Statement.

The Board of Directors of the Company unanimously recommends that you vote “FOR” approval of the Agreement.

By Order of the Board of Directors

Charlotte Studer, Secretary

Dated: October ____, 2002

VIB CORP
1498 MAIN STREET
EL CENTRO, CALIFORNIA 92243

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD_______________, 2002
At 6:00 p.m.

INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of Proxies for use at a Special Meeting of Shareholders (the “Meeting”) of VIB Corp (the “Company”) to be held at the Barbara Worth Country Club, 2050 Country Club Drive, Holtville, California 92250, at 6:00 p.m., on ____________, ____, 2002, and at any and all adjournments thereof.

     It is anticipated that this Proxy Statement and the accompanying Notice will be mailed on or about October     , 2002, to shareholders eligible to receive notice of and to vote at the Meeting.

     The matter to be considered and voted upon at the Meeting will be:

Approval of Agreement and Plan of Reorganization. Approving the principal terms of the Agreement and Plan of Reorganization (the “Agreement”), dated July 30, 2002, by and among the Company, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., Rabobank Nederland (“Rabobank”), and Utrecht-America Acquisition Corp. I (“Merger Subsidiary”), that provides for the acquisition of the Company by Rabobank through the merger of Merger Subsidiary with and into the Company, with the Company as the surviving entity, as more fully described herein. A copy of the Agreement is attached as Appendix A to this Proxy Statement.

     No other business may be transacted at the Meeting.

     The Board of Directors of the Company has fixed the close of business on October 11, 2002 as the record date for determination of shareholders entitled to notice of, and the right to vote at, the Meeting. A majority of the shares of the Company’s common stock outstanding on the record date must be voted in favor of the Agreement in order for the merger to be completed. Your failure to vote your shares will have the same effect as voting against approval of the Agreement.

     In connection with the proposed merger, you may exercise dissenters’ rights to the extent provided by the California General Corporation Law. For additional details about dissenters’ rights, please refer to “PROPOSAL — APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION — Dissenters’ Rights” and Appendix C herein.

     The Board of Directors of the Company unanimously recommends that you vote “FOR” approval of the Agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER
PROXY STATEMENT SUMMARY
REVOCABILITY OF PROXIES
PERSONS MAKING THE SOLICITATION
VOTING SECURITIES; VOTING
SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION
Background and Reasons for the Merger
Recommendation of the Board of Directors
Structure of the Merger
Determination of the Per Share Merger Price
The Closing
Certain Federal Income Tax Consequences
Regulatory Approvals
Certain Effects of the Merger
Interests of Certain Persons in the Merger
Dissenters’ Rights
Opinion of Financial Advisor
The Agreement
Vote Required
AVAILABLE INFORMATION
OTHER MATTERS

VIB CORP
PROXY STATEMENT

PAGE

QUESTIONS AND ANSWERS ABOUT THE MERGER
PROXY STATEMENT SUMMARY
REVOCABILITY OF PROXIES
PERSONS MAKING THE SOLICITATION
VOTING SECURITIES; VOTING
SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL — APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION
Information About the Parties
Background and Reasons for the Merger
Recommendation of the Board of Directors
Structure of the Merger
Determination of the Per Share Merger Price
The Closing
Certain Federal Income Tax Consequences
Regulatory Approvals
Certain Effects of the Merger
Interests of Certain Persons in the Merger
Dissenters’ Rights
Opinion of Financial Advisor
The Agreement
Vote Required
AVAILABLE INFORMATION
OTHER MATTERS

APPENDICES:
Agreement and Plan of Reorganization	Appendix A
Fairness Opinion of Keefe, Bruyette & Woods, Inc.	Appendix B
Chapter 13 of the California General Corporation Law	Appendix C

QUESTIONS AND ANSWERS ABOUT THE MERGER

     This question and answer summary highlights selected information contained in other sections of this Proxy Statement. To understand the merger more fully, you should carefully read this entire Proxy Statement, including the attached appendices.

Q.	As a holder of the Company’s common stock, what will I receive in the merger?

A.	For each share of the Company’s common stock that you own, you will have the right to receive $15.10 in cash.

Q:	What do I need to do now?

A:	After you have carefully read this Proxy Statement, including the attached appendices, simply indicate on your proxy card how you want your shares to be voted, then sign and mail the proxy card in the enclosed prepaid return envelope marked “Proxy” as soon as possible so that your shares may be represented and voted at the Meeting.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the Company’s Corporate Secretary stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the Meeting.

Q:	What if I don’t vote?

A:	If you fail to respond or if you respond and abstain from voting, it will have the same effect as a vote against the merger. If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

Q:	What shareholder approvals are needed?

A:	For the Company, the affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock is required to approve the Agreement. The affirmative vote of at least a majority of the outstanding shares of the capital stock of Merger Subsidiary is also required. All of the outstanding shares of the capital stock of Merger Subsidiary are held by Rabobank. For Rabobank, no shareholder vote is needed.

Q:	If my broker holds my shares in street name, will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. If you have instructed your broker to vote your shares, he or she must do so according to your directions.

Q:	Has the Company retained a financial advisor with respect to the merger?

A:	Yes. The Company retained the services of Keefe, Bruyette & Woods, Inc. (“KBW”). KBW delivered its opinion to the Board of Directors of the Company that, subject to certain assumptions, limitations and qualifications, the consideration to be provided to the Company’s shareholders is fair from a financial point of view.

Q:	What are the tax consequences of the merger to me?

A:	In general, for United States federal income tax purposes you will recognize a gain or loss in an amount equal to the difference between the cash received and your adjusted tax basis in your shares of the Company’s common stock.

Q:	When do you expect the merger to close?

A:	It is anticipated that the merger will close in December 2002. The parties to the Agreement must first obtain the necessary regulatory approvals and the approval of the Company’s shareholders at the Meeting. No assurances can be given as to if and when all the conditions to the merger will be met nor the exact timing be predicted. It is also possible that the parties will not complete the merger at all.

Q:	Do I need to send in my stock certificates now?

A:	No. You should not send in your VIB Corp stock certificates at this time. If the Agreement is approved and the merger consummated, there will be no more trading in the Company’s common stock and you will receive instructions from the Company’s Payment Agent, U.S. Stock Transfer Corporation, regarding the procedures for exchanging your stock certificates for cash in the amount of $15.10 per share.

Q:	Whom should I contact with questions about the merger or to obtain additional copies of this Proxy Statement?

A:	Please contact:

Charlotte Studer, Corporate Secretary VIB Corp 1498 Main Street El Centro, California 92243 (760) 337-3206

[Remainder of page left intentionally blank.]

PROXY STATEMENT SUMMARY

     This brief summary highlights selected information from this Proxy Statement and does not contain all of the information that may be important to you. You should carefully read this entire Proxy Statement and the attached appendices. Each item of this summary contains a page reference directing you to a more complete description of that item.

The Parties (Page ___)

VIB Corp 1498 Main Street El Centro, California 92243 (760) 337-3206

     VIB Corp (the “Company”) is a bank holding company headquartered in El Centro, California. The Company’s principal subsidiary, Valley Independent Bank, operates 24 locations from the California-Mexico border to Fresno, California. The Company employs approximately 425 people and has nearly $1.3 billion in assets.

Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., Rabobank Nederland c/o Rabobank International 245 Park Avenue New York, New York 10167 (___) ______-____________

     Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., Rabobank Nederland (“Rabobank”), headquartered in Utrecht, The Netherlands, is a broad financial services provider with approximately 360 independent local cooperative member community banks in The Netherlands, which together have more than 950,000 members. Rabobank is represented internationally with 140 locations in 34 countries and had nearly $374 billion in assets as of June 30, 2002.

Utrecht-America Acquisition Corp. I c/o Rabobank International 245 Park Avenue New York, New York 10167 (___) ______-____________

     Utrecht-America Acquisition Corp. I (“Merger Subsidiary”) is a newly formed California corporation and an indirect wholly owned subsidiary of Rabobank. Merger Subsidiary was formed for the sole purpose of facilitating the merger. Under the terms of the Agreement, Merger Subsidiary will merge with and into the Company, with the Company surviving the merger.

The Merger (Page ___)

     Under the terms of the Agreement, Merger Subsidiary will merge with and into the Company. As a result of the merger, the Company will become an indirect wholly owned subsidiary of Rabobank. It is expected that the merger will be completed in December 2002.

The Per Share Merger Price (Page ____)

     When the merger is completed, you will have the right to receive cash in the amount of $15.10 (the “Per Share Merger Price”) for each share of the Company’s common stock that you own.

Material Federal Income Tax Considerations of the Merger (Page ___)

     The merger will generally represent a taxable transaction to the Company’s shareholders, who will realize taxable income to the extent that the cash received in exchange for their shares exceeds the adjusted basis in those shares. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Record Date

     You can vote at the Meeting if you owned shares of the Company’s common stock at the close of business on October 11, 2002. On that date, there were      shares of the Company’s common stock outstanding and entitled to vote. You can cast one vote for each share of the Company’s common stock that you owned on that date.

Vote Required (Page ___)

     Approval of the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the Meeting. Not voting, or failing to instruct your broker how to vote shares held for you in “street name” (i.e., in the name of a broker, bank or other record holder), will have the same effect as voting against the merger.

     On July 30, 2002, each of the Company’s directors entered into a letter agreement with Rabobank to vote their shares of the Company’s common stock in favor of the Agreement. As of the record date, the Company’s directors and executive officers owned      shares (of which      shares are allocated to the Company’s directors and officers under the Company’s ESOP and 401(k) Plan) or approximately      % of the outstanding shares of the Company’s common stock, and are expected to vote “FOR” approval of the Agreement. (See “SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” herein.) Additionally, as of the record date, there were a total of      unallocated shares of the Company’s common stock held by the Company’s Employee Stock Option Plan and Trust (“ESOP”). It is anticipated that these unallocated shares held by the ESOP, as well as those shares which are allocated to ESOP participants but for which no voting instructions have been given to the ESOP’s trustees, will be voted by the ESOP’s trustees in favor of approving the Agreement.

Revocability of Proxies (Page ___)

     You may revoke your proxy at any time before it is exercised by:

•	filing with the Company’s Corporate Secretary a written notice of revocation of your proxy;

•	submitting a duly executed proxy bearing a later date; or

•	voting in person at the Meeting.

Opinion of the Company’s Financial Advisor (Page ___)

     Among other factors considered in deciding to approve the merger, on July 30, 2002, the Company’s Board of Directors received the oral opinion of KBW that, as of that date, the consideration to be provided to the Company’s shareholders was fair to the Company’s shareholders from a financial point of view. The written opinion of KBW, dated as of      , 2002, is attached hereto as Appendix B. You should read this opinion and the discussion under the section entitled “PROPOSAL — APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION — Opinion of Financial Advisor” completely to understand the assumptions made, matters considered and limitations of the review undertaken by KBW in providing its opinion.

The Company’s Board of Directors Recommends that You Vote “For” Approval of the Agreement (Page ___)

     Based on the Company’s reasons for the merger described in this Proxy Statement, including the fairness opinion of KBW, the Company’s Board of Directors believes that the merger is fair to you and in your best interests as a shareholder of the Company and unanimously recommends that you vote “FOR” the proposal to approve the Agreement.

Conditions to Completion of the Merger (Page ___)

     The completion of the merger depends on a number of conditions being met, including:

•	approval of the Agreement by at least a majority of the shares of the Company’s common stock; provided, however, that no more than 15% of the outstanding shares of the Company’s common stock shall have dissented and filed a demand for payment under Sections 1300 et. seq., of the California General Corporation Law;

•	receipt of required regulatory approvals, including by the Federal Reserve Board (the “FRB”), the California Department of Financial Institutions (the “DFI”), and the Dutch Central Bank (the “DCB”);

•	absence of any action taken by either the Company or Rabobank that would cause the merger to be subject to the requirements imposed by any anti-takeover laws and regulations of any state;

•	accuracy of the respective representations and warranties of the Company and Rabobank, subject to exceptions that would not have a material adverse effect on the Company or Rabobank; and

•	compliance in all material respects by the Company and Rabobank with their respective covenants in the Agreement.

     Either party to the Agreement could elect to waive a condition to closing the merger so long as the satisfaction of the condition is not required by law. It is uncertain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

We May Decide Not to Complete the Merger (Page ___)

     The Company and Rabobank can agree at any time not to complete the merger, even if you have voted to approve the merger. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	the final denial of a required regulatory approval;

•	failure of the Company’s shareholders to approve the Agreement;

•	failure to complete the merger by March 31, 2003; and

•	breach by the other party of its representations, warranties, covenants or agreements contained in the Agreement, if the breach is of the sort that would permit the terminating party to not complete the merger and the breach is not cured by the earlier of 30 days of notice of the breach or, in the event such breach occurs after March 2, 2003, by March 31, 2003.

     Please note that, in addition to various other conditions to completing the merger, if holders of more than 15% of the outstanding shares of the Company’s common stock dissent by filing a demand for payment under the California General Corporation Law, Rabobank will have no obligation to complete the merger.

Termination Fee (Page ___)

     The Company will be required to pay a termination fee in the amount of $6,375,000 (the “Termination Fee”) to Rabobank if the Agreement is terminated because:

•	the Company’s Board of Directors fails to recommend approval of the Agreement by the Company’s shareholders and makes a public recommendation (other than to reject it) with respect to a competing takeover proposal; or

•	the Agreement was not approved by at least a majority of the outstanding shares of the Company’s common stock and, if (a) a competing takeover proposal is publicly announced at or prior to the Meeting, and (b) a third party or group acquires the Company’s common stock which results in: (i) such third party or group having beneficial ownership of at least 50% of the issued and outstanding shares of common stock of the Company; (ii) a sale or transfer of 50% or more of the fair market value of the Company’s assets; or (iii) a definitive written agreement with respect to any transaction referred to in (i) or (ii) is executed by the Company or any of the Company’s subsidiaries within one year following termination of the Agreement.

     Rabobank will be required to pay the Termination Fee to the Company if the Agreement is terminated because Rabobank enters into another agreement to acquire another bank or bank holding company which results in failure to: (i) obtain the required regulatory approvals to close the merger; or (ii) consummate the merger by March 31, 2003.

Interests of Certain Persons in the Merger (Page ___)

     Shareholders should be aware that certain members of the Company’s Board of Directors and its executive officers have certain interests in the merger, in addition to their interests as shareholders of the Company, that may create potential conflicts of interests, including the:

•	cancellation of all stock options and payment of cash in an amount equal to the difference between the exercise price and $15.10 per share for each canceled stock option;

•	appointment of certain current directors to the Company’s Board of Directors after the Closing, for which they will be entitled to receive the directors’ fees and benefits which the Company provides its directors;

•	appointment of certain current directors to an advisory board to be established by the Company after the Closing, for which they will be entitled to receive such benefits as may be provided to its members;

•	entering into of employment agreements for certain executive officers of the Company and Valley Independent Bank, the Company’s subsidiary bank, with terms running until December 31, 2004, which provide for scheduled 7% salary increases effective upon the Closing of the merger and on each anniversary of the date of the Closing of the merger, as well as discretionary bonuses; and

•	indemnification protections to be provided to each of the Company’s directors and executive officers by Rabobank for a period of six years after the Closing of the merger.

     The Company’s Board of Directors was aware of these interests and considered them, among other matters, in approving the Agreement.

The Company’s Shareholders May Have Dissenters’ Rights (Page ___)

     Under California law, you have the right to dissent from the merger and to have the appraised fair market value of your shares of the Company’s common stock paid to you in cash if you:

•	vote “AGAINST” approval of the Agreement;

•	together with other shareholders owning collectively 5% or more of the outstanding shares of the Company’s common stock as of the record date, make written demand on the Company which is received by the Company not later than the date of the Meeting, ____________, 2002;

•	submit your stock certificates evidencing your shares of the Company’s common stock to the Company within 30 days after the Company mails notice of approval of the merger by the outstanding shares; and

•	otherwise comply with the provisions governing dissenters’ rights under California law.

     You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger and a waiver of your dissenters’ rights. A vote to “ABSTAIN” is not the same as a vote “AGAINST” the merger. If you vote “ABSTAIN” on the merger, you will waive your dissenters’ rights. A vote “AGAINST” the merger does not dispense with the other requirements to request an appraisal under California law.

     Since the Company’s common stock is listed on the National Market System of the Nasdaq Stock Market (under the trading symbol “VIBC”), at least 5% or more of the Company’s common stock must make written demand for payment to the Company (as described above) in order for dissenting shareholders to be entitled to such payment under California law.

     If you dissent from the merger and the conditions outlined above are met, your shares of the Company’s common stock will not be exchanged for cash in the amount of $15.10 per share in the merger, and your only right will be to receive the appraised value of your shares in cash based on the fair market value of the Company’s common stock on July 30, 2002, the day before the first announcement of the merger (the “Valuation Date”).

     The Company has determined that the fair market value of the Company’s common stock as of the Valuation Date is $13.80 per share. Please note that if you vote in favor of the merger, or otherwise do not exercise your dissenters’ rights, you will be entitled to receive $15.10 for each share of the Company’s common stock that you own.

In Order to Complete the Merger, All Required Regulatory Approvals Must Be Obtained (Page __)

     In order to complete the proposed merger, Rabobank and the Company must first obtain the consent of: (i) the Federal Reserve Board; (ii) the California Department of Financial Institutions; and (iii) the Dutch Central Bank. The Company believes that the required approvals of the merger by the FRB, DFI and DCB will be obtained on a timely basis.

Exchange of Your Shares (Page ___)

     Prior to the closing of the merger, Rabobank will deposit with the Payment Agent an amount of cash equal to $15.10 multiplied by the total number of shares of the Company’s common stock issued and outstanding immediately prior to the closing of the merger (less any shares to which dissenters’ rights have been perfected). Promptly after the merger is closed you will be mailed a transmittal form and instructions regarding the procedures for exchanging your stock certificates for cash. Payment of the cash to which you are entitled will be made by the Payment Agent against delivery of share certificates evidencing shares of the Company’s common stock (duly executed and in proper form for transfer) and a properly completed transmittal form.

REVOCABILITY OF PROXIES

     A form of proxy for voting your shares at the Meeting is enclosed. If you execute and deliver a proxy, you will have the right to revoke it at any time before it is exercised by filing with the Corporate Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. In addition, the powers of the proxy holders will be revoked if you are present at the Meeting and elect to vote in person. Subject to such revocation, all shares represented by a properly executed proxy received in time for the Meeting will be voted by the proxy holders in accordance with the instructions specified on the proxy. If no instruction is specified with respect to the proposal to approve the Agreement, the shares represented by your executed proxy will be voted in favor of approving the Agreement.

PERSONS MAKING THE SOLICITATION

     The Company’s Board of Directors is making this proxy solicitation. The Company will pay the expenses of preparing, assembling, printing and mailing this Proxy Statement and the materials used for the solicitation of proxies for the Meeting. The Company contemplates that proxies will be solicited principally through the use of the mail; however, the Company’s officers, directors and employees, as well as the officers, directors and employees of its wholly owned subsidiary, Valley Independent Bank, may personally solicit proxies by telephone, without receiving any special compensation. Although there is no formal agreement to do so, the Company may also reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to shareholders whose stock in the Company is held of record by such entities. Additionally, the Company may use the services of individuals or companies it does not regularly employ in connection with this solicitation of proxies, if management determines it advisable.

VOTING SECURITIES; VOTING

     The Company had __________ shares of its common stock outstanding on October 11, 2002, which has been fixed as the record date (the “Record Date”) for the purpose of determining the shareholders entitled to notice of, and to vote at, the Meeting. With respect to the proposal to approve the Agreement, each holder of common stock will be entitled to one vote, in person or by proxy, for each share of common stock held of record on the books of the Company as of the Record Date for the Meeting.

     You may vote your shares in person by attending the Meeting or you may vote your shares by proxy by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope.

     If a written proxy card is signed by a shareholder and returned without instructions, the shares represented by the proxy will be voted “FOR” approving the Agreement. If your shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the Meeting. Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” approving the Agreement. Please note, however, that although your failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” approving the Agreement, you must actually vote “AGAINST” approving the Agreement in order to perfect your dissenters’ rights. For more detailed information about dissenter’s rights under California law, see “PROPOSAL — APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION — Dissenters’ Rights” and Appendix C herein.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. Abstentions and broker non-votes will not be counted as a vote “FOR” or “AGAINST” the Agreement at the Meeting.

     The Meeting is being called to approve the Agreement. No other business is stated in the accompanying Notice. Therefore, no other matters or business will be transacted at the Meeting. However, the proxy confers discretionary authority to vote on administrative matters, such as adjournment, in accordance with the recommendation of the Company’s Board of Directors.

SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

     Except as set forth below, Management of the Company does not know of any person who owns beneficially or of record more than 5% of the Company’s outstanding common stock. The following table sets forth certain information as of the Record Date concerning the beneficial ownership of the Company’s outstanding common stock by the Company’s directors and executive officers(1), by all directors and executive officers of the Company as a group, and by the Company’s other more than 5% shareholder. Management is not aware of any change in control of the Company that has occurred since January 1, 2001, or of any arrangement that may, at a subsequent date, result in a change in control of the Company except for the merger. (The table is set forth on the following page.)

[Remainder of page left intentionally blank.]

				Percent
	Number of Shares		Number of Shares	of Class
	of Common Stock		Subject to Vested	Beneficially
Name and Title	Beneficially Owned(2)		Stock Options(3)	Owned(3)

Jack Brittain, Jr., Executive Vice President and Chief Credit Officer	26,270	(4)	31,032	____%
R. Stephen Ellison,(5) Director	795,933	(6)(7)	13,218	____%
Richard D. Foss, Chairman of the Board	167,576	(8)	17,017	____%
Harry G. Gooding, III, Executive Vice President and Chief Financial Officer	17,054	(9)	31,005	____%
Janice Stewart-Grady,(10) Senior Vice President and Human Resources Director	742,865	(6)(7)(11)	695	____%
William Henle Executive Vice President and Chief Operating Officer	2,920	(12)	3,794	____%
Thomas S. Kelly, Director	61,711		4,822	____%
Dennis L. Kern,(10) Director, President and Chief Executive Officer	1,066,243	(6)(7)(13)	67,072	____%
Edward McGrew, Director	74,095		13,218	____%
Ronald A. (Rusty) Pedersen,(14) Vice Chairman of the Board	1,181,182	(6)(7)	13,218	____%
Pete J. Penner Director	21,318		2,609	____%
All Directors and Executive Officers as a Group (11 in number)	1,949,766	(6)(7)	197,700	____%
Michael E. Kelly,(15) Principal Shareholder	828,255		—	____%

(1)	As used throughout this Proxy Statement, the term “executive officers” means the President and Chief Executive Officer, the Executive Vice President and Chief Credit Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President and Chief Operating Officer, and the Senior Vice President/Human Resources Director of the Company. The Company’s Chairman of the Board, Vice Chairman of the Board and Secretary are not deemed to be executive officers of the Company.

(2)	Includes shares beneficially owned, directly or indirectly, together with associates, except for shares subject to vested stock options and outstanding. Also includes shares held as trustee and held by or as custodian for minor children. Unless otherwise noted, all shares are held as community property under California law or with sole investment and voting power.

(3)	Shares subject to options held by directors or executive officers that are exercisable within 60 days after the Record Date (“vested”) are treated as issued and outstanding for the purposes of computing the percent of the class owned by such person, but not for the purpose of computing the percent of class owned by any other person.

(4)	Includes 15,259 shares allocated to Mr. Brittain pursuant to the 401(k) Plan and 10,930 shares in the ESOP.

(5)	Mr. Ellison’s business address is 1280 East Main Street, Brawley, California 92227.

(6)	Includes 268,806 shares held as trustee for the 401(k) Plan. The trustees have voting rights over these shares to the extent not exercised by the 401(k) Plan’s participants. These shares are included for each of Messrs. Ellison, Kern and Pedersen and Ms. Stewart-Grady, the trustees, and are included once for the category “All Directors and Executive Officers as a Group.”

(7)	Includes 466,995 shares held as trustee of the ESOP. The trustees have voting rights over these shares to the extent they are unallocated or no voting instructions are given by the ESOP’s participants. These shares are included for each of Messrs. Ellison, Kern and Pedersen and Ms. Stewart-Grady, the trustees, and are included once for the category “All Directors and Executive Officers as a Group.”

(8)	Includes 13,910 shares held in trust for the benefit of Mr. Foss.

(9)	Includes 6,329 shares allocated to Mr. Gooding pursuant to the 401(k) Plan and 9,655 shares in the ESOP.

(10)	Ms. Stewart-Grady’s and Mr. Kern’s business address is 1498 Main Street, El Centro, California 92243.

(11)	Includes 988 shares allocated to Ms. Stewart-Grady pursuant to the 401(k) Plan and 5,981 shares in the ESOP.

(12)	Includes 671 shares allocated to Mr. Henle in the ESOP.

(13)	Includes 18,330 shares allocated to Mr. Kern pursuant to the 401(k) Plan and 16,164 shares in the ESOP.

(14)	Mr. Pedersen’s business address is 330 West Aten Road, Imperial, California 92251.

(15)	The following information is based upon reports filed by Mr. Kelly with the Securities and Exchange Commission. Mr. Kelly has controlling interests in two corporations, FBOP Corporation, Oak Park, Illinois (“FBOP”) and Tremont Capital Corporation, Oak Park, Illinois (“Tremont”). Both FBOP and Tremont own directly the shares of the Company#s Common Stock. These shares have been aggregated for purposes of Mr. Kelly’s beneficial ownership. Mr. Kelly does not own any other shares of the Company’s Common Stock. Mr. Kelly’s address is 11 Madison Street, Oak Park, Illinois 60302.

PROPOSAL
APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION

     This section of the Proxy Statement describes certain aspects of the proposed merger and the provisions of the Agreement. You should read the entire Proxy Statement, including the appendices hereto, before making a decision. A copy of the Agreement is attached as Appendix A to this Proxy Statement and is incorporated herein by this reference.

Information About the Parties

The Company

     VIB Corp was incorporated on November 7, 1997, under the laws of the State of California at the direction of the Board of Directors of Valley Independent Bank (“VIB”) for the purpose of becoming VIB’s holding company. The Company’s business is conducted primarily through VIB, which was incorporated under the laws of the State of California on March 28, 1980, and commenced operations as a California state-chartered bank on March 19, 1981. VIB’s deposits accounts are insured under the Federal Deposit Insurance Act, up to the maximum legal limits thereof, and VIB is a member of the Federal Reserve System.

     VIB offers a full range of commercial banking services, including the origination of commercial, U.S. Small Business Administration (“SBA”), accounts receivable, real estate, construction, home improvement, consumer, and other installment and term loans; checking, savings, time, NOW, super NOW and money-market deposit accounts; travelers’ checks, pre-approved overdraft lines, and safe deposit; and other customary non-deposit banking services. VIB is a “Preferred Lender” of the SBA and, as such, is able to process SBA loans more quickly than other institutions that do not have such status. VIB is an agent for VISA® and MasterCard® credit cards and is a merchant depository for cardholder drafts under both types of credit cards. VIB is also a member of the Federal Home Loan Bank. VIB’s customers include individuals, many of whom are farmers or ranchers, and small-to-medium sized businesses. Although VIB does not presently provide trust services, such services are made available to its customers through correspondent banks. VIB’s branches, the majority of which offer drive-through banking services, also provide 24-hour automated teller machines that are integrated into multi-state ATM networks.

     Rabobank

     Rabobank, headquartered in Utrecht, The Netherlands, is a broad financial services provider with approximately 360 independent local cooperative member community banks in The Netherlands, which together have more than 950,000 members. Rabobank is represented internationally with 140 locations in 34 countries. Rabobank’s subsidiaries include such entities as Robeco, Interpolis, Schretlen and Co., Effectenbank Stroeve, De Lage Landen, Rabo Vastgoed and Gilde Investment. In the United States, Rabobank International USA offers corporate and investment banking services, primarily in the food and agriculture industry, through offices in New York, Atlanta, Chicago, Dallas and San Francisco. DLL USA, another US member of Rabobank, offers leasing and vendor financing and Robeco offers a wide range of investment and advisory products through its subsidiaries Weiss Peck & Greer, Harbor Capital, Sage Capital and Boston Partners.

     Merger Subsidiary

     Merger Subsidiary is a newly formed California corporation and an indirect wholly owned subsidiary of Rabobank. Merger Subsidiary was formed for the sole purpose of facilitating the merger. Under the terms of the Agreement, Merger Subsidiary will merge with and into the Company, with the Company surviving the merger.

Background and Reasons for the Merger

     The Company’s Board of Directors has long held the belief that maximizing shareholder value may ultimately entail a transaction such as the proposed merger. Although the Company has been operated under long-term strategic plans, the Company’s directors have always kept in mind their fiduciary duty to maximize shareholder value.

     During 2001, as part of its strategic planning process, the Company’s Board of Directors again evaluated the banking marketplace, current and forecasted economic conditions and the acquisition prices being paid for banks of VIB’s size. The Board of Directors was also concerned about the rapid changes occurring in the banking industry in California. Tremendous consolidation had taken place, especially from 1996 through 2001.

     In February, 2002, after reviewing proposals from several investment bankers, the Company’s Board of Directors retained the services of Keefe, Bruyette & Woods, Inc. in order to assist the Company in evaluating strategic alternatives, including disseminating information to prospective acquirers. Over the next several weeks, after consultation with the Company’s management, KBW contacted a total of ten institutions which, based on KBW’s experience and industry knowledge, were considered the most likely prospective purchasers of the Company. Of the ten institutions contacted to determine whether they had any interest in reviewing a confidential information package concerning the Company, eight institutions executed confidentiality agreements and were forwarded confidential financial and related information. Thereafter, three institutions forwarded preliminary indications of interest and two were permitted to conduct due diligence examinations of the Company. During the entire process, the Company’s Board of Directors met in regular and special meetings to discuss the process and the merits of the various proposals.

     On July 16, 2002, at a special meeting, the Company’s Board of Directors and advisors discussed in detail the proposed merger terms presented by Rabobank after completing its due diligence examination of the Company. The Company’s Board considered this information and then authorized representatives of the Company to continue negotiating a merger agreement between the Company and Rabobank.

     Negotiations continued between representatives of both companies and, on July 30, 2002, the Company’s Board of Directors deliberated at length concerning the transaction. The Board reviewed the Agreement and related documents, the Company’s strategic alternatives, the competitive banking environment in California, and the prospects for the Company if it remained independent. At this meeting, KBW discussed with the Board its analysis of the merger and delivered to the Company’s Board its oral opinion that the consideration to be received in the merger was fair to the Company’s shareholders from a financial point of view. Thereafter, the Company’s Board unanimously approved the merger and authorized the execution of the Agreement.

     The Company’s Board of Directors believes that the terms of the merger are fair and are in the best interests of the Company and its shareholders and recommends that the shareholders of the Company vote “FOR” approval of the Agreement.

     In reaching its conclusion, the Company’s Board considered information provided at meetings of its Board of Directors from February through July, 2002, including, among other things:

•	the structure of the transaction, including the fact that the Company’s shareholders would receive cash in exchange for their VIB Corp common stock;

•	the terms of the Agreement and other documents to be executed in connection with the merger, including the premium over book value and the substantial multiple of earnings of the Company;

•	the presentation of KBW and the opinion of KBW that the merger is fair to the shareholders of the Company from a financial point of view;

•	the value of the Company’s business franchise;

•	the timing and prospects of the Company to generate earnings sufficient to cause the price of its common stock to appreciate to a level equal to or better than the $15.10 per share, on a present value basis;

•	the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

•	the Board’s review with its legal and financial advisors of alternatives to the merger, the range of possible values to the Company’s shareholders obtainable through implementation of alternatives and the timing and likelihood of the same;

•	the current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing community banks;

•	the advantages of being part of a larger entity for the Company’s customers and employees, including the effects of a broader array of financial services and products on customers and prospective customers;

•	the unprecedented consolidation currently underway in the banking industry and increased competition from larger banks in California;

•	the value of the consideration offered by Rabobank compared to the value of the consideration offered in other acquisitions of financial institutions in California in 1999-2001; and

•	the prospect for the Company on a stand-alone basis and on the basis of alternative stand-alone strategies, such as dividends, share repurchases, restructurings and growth through acquisitions.

     In addition to the advantages, discussed above, of a merger with a larger financial institution, the Board of Directors and management also discussed the various disadvantages of combining with Rabobank, including:

•	the Company’s shareholders would no longer have an ownership interest in the Company; and

•	the merger would result in taxable gains for the Company’s shareholders, and not tax-deferred gains.

     However, after weighing the advantages and disadvantages of a merger with Rabobank, the Company’s Board of Directors determined that the advantages clearly outweighed the disadvantages. In particular:

•	the premium over book value and the substantial multiple of earnings being paid by Rabobank in the merger;

•	the broader array of financial services and products that will better serve customers and prospective customers, particularly in view of Rabobank’s experience in and commitment to providing services in agricultural and rural communities; and

•	the Company’s ability to sustain its performance in light of increasing competition in the Company’s markets from both existing and potential competitors, some of whom have far greater assets and resources.

     The foregoing discussion of the information and factors considered by the Company’s Board of Directors is not intended to be exhaustive, but constitutes the material factors considered by the Company’s Board. In reaching its determination to approve and recommend the principal terms of the Agreement, the Company’s Board of Directors did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently. After consideration of the foregoing factors, the Board of Directors unanimously concluded that the Agreement is in the best interests of the Company and its shareholders.

Recommendation of the Board of Directors

     For the reasons set forth above the Company’s Board of Directors has approved the Agreement as in the best interests of the Company and its shareholders and recommends that the Company’s shareholders vote “FOR” this proposal and approve the Agreement.

Structure of the Merger

     Subject to the approval of the Company’s shareholders, receipt of regulatory approvals and certain closing conditions as more fully set forth in this Proxy Statement and the Agreement, a copy of which is attached as Appendix A to this Proxy Statement, Merger Subsidiary will merge with and into the Company, with the Company as the surviving entity. As a result of the merger, the Company will become an indirect wholly owned subsidiary of Rabobank.

Determination of the Per Share Merger Price

     Each share of the Company’s common stock outstanding immediately prior to the closing of the merger, together with the rights attached thereto issued pursuant to the Preferred Shares Rights Agreement, dated as of August 14, 2001, between the Company and U.S. Stock Transfer Corporation, as the Rights Agent, will by virtue of the merger be converted into the right to receive $15.10 in cash (the “Per Share Merger Price”), except for dissenting shares.

     The Per Share Merger Price and the other terms of the Agreement are the result of extensive arm’s-length negotiations between representatives of the Company and Rabobank. Among the various factors considered in determining the Per Share Merger Price were:

•	the financial condition of the Company;

•	the operations, earnings and market areas of the Company; and

•	the prospect of future value of the Company to Rabobank.

     An additional factor considered by the Company’s Board of Directors was the opportunity for the Company’s shareholders to receive cash for their shares, which represents a premium over the current quoted market price for the Company’s stock.

The Closing

     Subject to the timely receipt of all regulatory, shareholder and other approvals and the expiration of any statutory waiting periods, the closing (the “Closing”) of the merger will occur on such date as the parties may mutually agree upon, but in no case later than 30 days following the satisfaction of the conditions to consummation of the merger set forth in Article 5 of the Agreement or such other date to which the parties may mutually agree (the “Closing Date”). It is anticipated that the Closing will occur in December 2002. However, there can be no assurances as to whether or when the merger will close.

Certain Federal Income Tax Consequences

     The following is a general discussion of the federal income tax consequences affecting the Company’s shareholders under pertinent provisions of the Internal Revenue Code of 1986, as amended (the “IRC”), applicable Treasury regulations, judicial authority and current administrative rulings and practice. This summary does not discuss the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of employee stock options to purchase shares of Company common stock in anticipation of the merger. Also, the following discussion does not deal with all federal income tax considerations that may be relevant to certain of the Company’s shareholders in light of their particular circumstances, such as shareholders who:

•	are dealers in securities;

•	are tax exempt organizations;

•	are insurance companies;

•	hold their shares as part of a hedge, straddle, or other risk reduction transaction;

•	are foreign persons;

•	are subject to alternative minimum tax; or

•	acquired their Company common stock through the exercise of stock options or otherwise as compensation.

     The federal income tax consequences to any particular shareholder may be affected by matters not discussed below. The discussion set forth below assumes that: (i) the shares of the Company’s common stock owned by shareholders are capital assets; and (ii) the collapsible corporation rules in IRC Section 341 do not apply to the Company.

     The discussion set forth below is included for general information purposes only. Each shareholder of the Company is urged to consult with his or her own tax advisor as to the matters discussed herein, as well as any additional federal, state, local or foreign tax consequences that could result from the merger.

     Tax Consequences to the Company’s Shareholders

     The exchange of the Company’s common stock for cash pursuant to the Agreement will generally be a taxable event to the Company’s shareholders for federal income tax purposes. The gain or loss realized by a shareholder will be measured by the difference between the total cash received by the shareholder and his or her adjusted tax basis in the shares exchanged.

     Generally, the gain or loss realized by the shareholder will be a capital gain or loss if the shares of the Company’s common stock are held as a capital asset. Any capital gain or loss realized by a shareholder as a result of the merger will be a long-term capital gain or loss if the shares were held more than one year. Net long-term capital gains are taxed the same as ordinary income, subject to a maximum federal tax rate of 20% for individuals.

     Withholding

     Payments in respect of the Company’s common stock may be subject to the information reporting requirements of the Internal Revenue Service and to a 30% backup withholding tax. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 that will be included as part of the transmittal letter and notice from the Company’s Payment Agent, or you otherwise prove to the Company and its Payment Agent that you are exempt from backup withholding.

     Limitation on Deductibility of Capital Losses

     The IRC limits the amount of capital loss that a taxpayer recognizes in any one year. For corporate taxpayers, capital losses can only be deducted to the extent of capital gains. For individuals, capital losses can be deductible to the extent of capital gains, and may be further deductible up to an additional $3,000 in any one year. For both corporations and individuals, any unused capital loss may be carried over to future years.

     Treatment of Dissenting Shareholders

     The same general tax principles apply to dissenting shareholders. Monies received pursuant to the exercise of dissenters’ rights will generally be taxable measured by the difference between the amount received and the adjusted basis of their stock. Dissenting shareholders should also realize capital gains or losses as described above.

Regulatory Approvals

     In order to complete the proposed merger, Rabobank and the Company must first obtain the consent of:

•	the FRB pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended;

•	the DFI pursuant to Sections 701 and 702 of the California Financial Code; and

•	the DCB pursuant to Article 24, Section 1 of the Credit System (Supervision) Act of 1992.

     The proposed merger cannot proceed in the absence of the regulatory approvals and the expiration of the 15 day statutory waiting period, applicable to the FRB’s approval. The Company and Rabobank agreed to use their reasonable best efforts to obtain all necessary regulatory approvals. Applications have been filed with all three regulatory agencies, on September 4, 2002, with the FRB, on September 4, 2002, with the DFI, and on      , 2002, with the DCB. The Company and Rabobank believe that the applications will be approved on a timely basis. However, there can be no assurance that regulatory approvals will be obtained, nor can there be assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain unacceptable conditions or requirements.

Certain Effects of the Merger

     Upon consummation of the merger, the Company will become a separate indirect wholly owned subsidiary of Rabobank and there will be no further transfers of the Company’s common stock. Each of the Company’s shareholders will receive written instructions from the Payment Agent with respect to exchanging their shares of the Company’s common stock for cash equal to $15.10 per share. Additionally, all stock options issued pursuant to the Company’s 1997 Stock Option Plan will be canceled, including those held by the Company’s directors and executive officers, and the holders thereof will be paid the difference between the exercise price and $15.10, multiplied by the number of options.

Interests of Certain Persons in the Merger

     Shareholders should be aware that certain members of the Company’s Board of Directors and its executive officers have certain interests in the merger, in addition to their interests as shareholders of the Company, that may create potential conflicts of interests, as discussed below. The Company’s Board of Directors was aware of these interests and considered them, among other matters, in approving the Agreement.

     As of the record date, the Company’s directors and executive officers had options (vested and unvested) to purchase approximately      shares of the Company’s common stock pursuant to the Company’s 1997 Stock Option Plan. Prior to the closing of the merger, all stock options will be canceled, including those held by the Company’s directors and executive officers, and the holders thereof will be paid the difference between the exercise price and $15.10 per share for each canceled stock option.

     Under the terms of the Agreement, Rabobank has agreed to appoint Mr. Dennis L. Kern, the Company’s President and Chief Executive Officer, and two other current members of the Company’s Board of Directors to the Company’s Board of Directors after the Closing. As a result, Mr. Kern and the other two current directors will continue to be entitled to receive the directors’ fees and benefits that the Company provides to its directors. Additionally, others of the Company’s current directors will be asked to serve on an advisory board to be established by the Company and will be entitled to receive such benefits as may be provided to its members.

     In connection with the merger negotiations and as a condition to closing, each of the Company’s executive officers, as well as Mr. Martin Plourd, VIB’s Executive Vice President and Community Banking Officer, and Mr. Thomas Wetzel, the Company’s Senior Vice President and Audit Director, entered into employment agreements with VIB, effective July 30, 2002, with terms running until December 31, 2004. Rabobank also insisted that salary continuation agreements (described in more detail below) previously adopted for the benefit of each of the foregoing persons, with the exception of Mr. Wetzel, be amended to eliminate or reduce benefits in the event the individual left VIB’s employ prior to December 31, 2004.

     The employment agreements provide for employment through December 31, 2004, with scheduled salary increases of 7% effective upon the Closing of the merger and on each anniversary of the Closing Date. The employment agreements provide for discretionary bonus compensation for 2002 of up to 30% of annual base salary for each of the executive officers except Mr. Kern, and 50% of annual base salary for Mr. Kern, if VIB achieves earnings before taxes of at least $20,138,000. The employment agreements further provide for bonus compensation for each of the executive officers including Mr. Kern equal to 25% of annual base salary if earnings before taxes are at least $23,890,000 but less than $27,140,000 and at least 50% of annual base salary if earnings before taxes are at least $27,140,000 for 2003; and 25% of annual base salary if earnings before taxes are at least $27,000,000 but less than $37,140,000 and at least 50% of annual base salary if earnings before taxes are at least $37,140,000 for 2004. Each of the employment agreements also provides for involuntary termination benefits, including involuntary termination as the result of material demotion or relocation outside of California, equal to the payment of annual base salary and medical and car benefits for a period equal to the greater of the remainder of the term of the employment agreement or twelve months (the continuation of salary and benefits for Mr. Kern is limited to the remainder of the term of the employment agreement), plus receipt of accrued bonus payments calculated on a pro rata basis. Each of the employment agreements imposes non-competition restrictions on the executive during employment and for a period of two years following termination of employment. Each of the employment agreements was adopted by VIB, effective July 30, 2002, and is effective even in the event the merger does not close.

     In June, 1999, VIB adopted a Salary Continuation Plan (the “Plan)” for its executive and other senior officers, including Messrs. Brittain, Gooding, Kern and Plourd and Ms. Stewart-Grady. Mr. Henle was added in 2000, and the Plan was amended in the same year. The Plan was amended again on July 1, 2002. Under the Plan, VIB agreed to pay the executives additional benefits at retirement in return for continued current satisfactory performance by the executives. The Plan is an unfunded plan, which means that the executives have no rights under the Plan beyond those of an unsecured general creditor of VIB, and there are no specific assets set aside by VIB in connection with the establishment of the Plan. The Plan is embodied in written agreements between VIB and the executives. The Plan is not an employment contract.

     In 1999, VIB paid an aggregate single premium of $4,583,403 to purchase life insurance policies on each executive included in the Plan in order to provide a source of funds for the benefits to be paid under the Plan. In 2000, an additional premium of $1,943,000 was paid to cover Mr. Henle. VIB owns each policy and earns a rate of return on the invested premium, which is reflected by an increase in the cash value of each policy.

     The Plan provides a normal retirement benefit to each executive equal to 70% of the executive’s annual salary (determined at the time the executive’s written agreement was executed), increased by 6% per year until normal retirement age (generally 62, but 65 for Mr. Kern). Once normal retirement benefit payments commence, they are increased by 3% each year thereafter. The normal retirement benefit is paid annually in monthly installments for 20 years or life, whichever is greater, upon termination of employment (for any reason other than death or termination for cause) after normal retirement age.

     If an executive covered under the Plan voluntarily leaves VIB’s employ (or is involuntarily terminated without cause) prior to normal retirement age, the executive is entitled to a reduced annual benefit (depending on the year of termination). If the executive’s employment is terminated due to disability, the executive becomes vested in his projected normal retirement benefit. If an executive’s employment is terminated upon a change in control of VIB, the executive becomes vested in his normal retirement benefit determined as of the year of termination. Upon the executive’s death, the executive’s beneficiary is entitled to a death benefit under the Plan and may be entitled to receive the remaining monthly installments of the executive’s normal retirement benefit.

     On July 30, 2002, in connection with the merger negotiations, amendments to the written Plan agreements were adopted. With respect to each of the officers, except Mr. Kern, the amendments provide for the loss of benefits in the event the executive voluntarily terminates his or her employment (other than as the result of death, disability or material demotion or relocation outside of California) prior to December 31, 2004, and eliminates any “change in control” benefits as a result of the merger. With respect to Mr. Kern, the amendment to his written Plan agreement provides for a loss of 50% of his benefits if he voluntarily terminates his employment prior to March 31, 2003, with the amount of the loss decreasing by 12.5% at the end of each calendar quarter beginning with March 31, 2003. The amendment to his Plan agreement eliminates all “change in control” benefits.

     The Company’s Articles of Incorporation and Bylaws provide the Company’s directors and officers with indemnification protections, which will continue after the Closing. The Agreement provides the Company’s directors and officers with indemnification protections by Rabobank for a period of six years after the Closing.

Dissenters’ Rights

     In connection with the merger, you may be entitled to dissenters’ rights under Chapter 13 of the California General Corporation Law (the “CGCL”). Sections 1300 through 1304 of the CGCL are attached hereto as Appendix C. The description of dissenters’ rights contained in this Proxy Statement is qualified in its entirety by reference to Chapter 13 of the CGCL. In order for you to exercise dissenters’ rights, you must make a written demand upon the Company as provided in the CGCL, which must be received by the Company on or before the date of the Meeting, you must vote “AGAINST” the approval of the merger, and you must comply with such other procedures as required by the CGCL, as more fully described below. Failure to follow the procedures as set forth in Chapter 13 of the CGCL will result in a waiver of your dissenters’ rights.

     Any demands, notices, certificates or other documents delivered to the Company may be sent to:

Charlotte Studer, Corporate Secretary VIB Corp 1498 Main Street El Centro, California 92243 (760) 337-3206

     Signed proxy cards without instructions received by the Company will be deemed a vote “FOR” the merger and a waiver of your dissenters’ rights. A vote to “ABSTAIN” is not the same as a vote “AGAINST” the merger. If you vote “ABSTAIN” on the merger, you will waive your dissenters’ rights. A vote “AGAINST” the merger does not dispense with the other requirements to request an appraisal under California law.

     In the event that the merger is approved by the shareholders of the Company and you object to the merger, you will be entitled to payment of the fair market value of your shares, as of July 30, 2002 (the day before the public announcement of the merger) (the “Valuation Date”); provided that your shares were outstanding immediately prior to the date for the determination of shareholders entitled to vote on the merger and you:

•	voted “AGAINST” approval of the Agreement;

•	together with other shareholders owning collectively 5% or more of the outstanding shares of the Company’s common stock as of the record date, make written demand to the Company which is received by the Company not later than the date of the Meeting, , 2002;

•	submit your stock certificates evidencing your shares of the Company’s common stock to the Company within 30 days after the Company’s mailing of the notice of approval of the merger by the outstanding shares; and

•	otherwise comply with the provisions governing dissenters’ rights under California law.

     Your written demand to the Company to purchase your shares and make payment for your shares in cash at their fair market value as of July 30, 2002 must be received by the Company by no later than ____________, 2002, the date of the Meeting. You must state the number of the shares held of record by you that you demand that the Company purchase and also state what you claim to be the fair market value of your shares as of July 30, 2002, the Valuation Date. Such statement of fair market value constitutes an offer by you to sell your shares at such price. You may not withdraw such demand unless the Company consents thereto. A proxy or vote against the approval of the Agreement does not in itself constitute a demand for the fair market value of your shares.

     If you hold dissenting shares, the Company will mail to you a notice of the approval of the merger by the Company’s shareholders within ten days after the date of such approval, accompanied by: (i) a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CGCL; (ii) a statement of the price determined by the Company to represent the fair market value as of the Valuation Date of the dissenting shares; and (iii) a brief description of the procedure to be followed if you desire to exercise your dissenter’s rights under such sections. The statement of price constitutes an offer by the Company to purchase such dissenting shares at the price stated.

     You must submit to the Company at its principal office or at the office of its Payment Agent the certificates representing any shares that you are demanding that the Company purchase, for endorsement as dissenting shares, within 30 days after the date on which notice of approval of the merger by the Company’s shareholders is mailed to you.

     If the Company denies that shares submitted to it as dissenting shares are dissenting shares, or if the Company and you fail to agree on the fair market value of your shares, either you or the Company may file a complaint in the superior court of the proper county in California requesting that the court determine such issue. Such complaint must be filed within six months after the date on which notice of the approval of the merger is mailed to you.

     On trial of the action, the court will first determine if the shares are dissenting shares, and if so determined, the court will either determine the fair market value or appoint one or more impartial appraisers to do so. If both the Company and you fail to file a complaint within six months after the date on which notice of the approval of the merger was mailed to you, your shares will cease to be dissenting shares. In addition, if you transfer your shares prior to their submission for the required endorsement, your shares will lose their status as dissenting shares.

     The Company has determined that the fair market value of its common stock as of the Valuation Date is $13.80 per share. Please note that if you vote in favor of the merger, or otherwise do not exercise your dissenters’ rights, you will be entitled to receive $15.10 for each share of the Company’s common stock that you own under the terms of the Agreement.

     Failure to execute dissenting shareholder procedures will result in a termination or waiver of your rights under Chapter 13 of the CGCL. A person having a beneficial interest in the Company’s common stock that is held of record in the name of another person, such as a trustee or nominee, must act promptly to cause the record holder to follow the requirements of Chapter 13 of the CGCL in a timely manner if such person elects to demand payment of the fair market value of such shares.

Opinion of Financial Advisor

     Attached hereto as Appendix B is the opinion of Keefe, Bruyette & Woods, Inc. (the “Fairness Opinion” or the “Opinion”) with respect to the fairness of the merger and the Per Share Merger Price to the Company’s shareholders from the shareholders’ financial point of view. The Fairness Opinion is based upon certain assumptions and was intended for the use of the Company’s Board of Directors. The following is a discussion of the Fairness Opinion and a summary of the analyses underlying the Fairness Opinion.

     Introduction

     The Company engaged Keefe, Bruyette & Woods, Inc. to act as its financial advisor in connection with the merger. KBW agreed to assist the Company in analyzing, structuring, negotiating and effecting a transaction with Rabobank. The Company selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with the Company and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

     On July 16, 2002, the Company’s Board of Directors held a meeting to evaluate the proposed merger with Rabobank. At that meeting, KBW reviewed the financial aspects of the proposed merger. On July 30, 2002, the Company’s Board of Directors held a special meeting to adopt the Agreement. At this meeting, KBW rendered its oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration to be received by the Company’s shareholders in the merger was fair to the shareholders from a financial point of view. That opinion was reconfirmed in writing as of the date of this Proxy Statement.

     The Fairness Opinion is directed to the Company’s Board of Directors and addresses only the fairness, from a financial point of view, of the merger consideration to the Company’s shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any shareholder as to how the shareholder should vote at the Meeting on the merger or any related matter.

     In rendering its opinion, KBW:

•	reviewed, among other things: (i) the Agreement; (ii) Annual Reports to shareholders of Rabobank; (iii) the Company’s Annual Reports to shareholders and Annual Reports on Form 10-K; (iv) the Company’s Quarterly Reports on Form 10-Q; and (v) results of discussions with members of senior management of the Company and Rabobank regarding: past and current business operations; regulatory relationships; financial condition, and future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for the Company and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

     In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of the Company as to the reasonableness and achievability of the financial and operating forecasts and projections, and assumptions and basis for those projections. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Rabobank and the Company are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Rabobank or the Company, and KBW did not examine any books and records or review individual credit files.

     The projections furnished to KBW and used by it in certain of its analyses were prepared by the Company’s senior management team. The Company and Rabobank do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

     For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the Agreement;

•	the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct;

•	each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications that will be imposed, will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

     KBW further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles. KBW’s opinion is not an expression of an opinion as to the prices at which shares of the Company’s common stock will trade following the announcement of the merger.

     In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, the Company and Rabobank. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Opinion was among several factors taken into consideration by the Company’s Board of Directors in making its determination to adopt the Agreement and to proceed with the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Company’s Board of Directors or management of the Company with respect to the fairness of the merger.

     Summary of Analyses by KBW

     The following is a summary of the material analyses presented by KBW to the Company’s Board of Directors on July 30, 2002, in connection with its oral opinion. The summary is not a complete description of the analyses underlying the Opinion or the presentation made by KBW to the Company’s Board of Directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its Opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not provide a complete description of the financial analyses.

     Selected Transaction Analysis. KBW reviewed certain financial data related to comparably sized acquisitions of United States bank holding companies announced between July 1, 2001 and July 2002 with aggregate transaction values between $100 million and $500 million. The transactions included in the group were:

Acquiror	Acquiree

Umpqua Holdings Corporation
Royal Bank of Scotland Group, Plc
BB&T Corporation
Sky Financial Group Inc.
First Community Bancorp
Banknorth Group, Inc.
Royal Bank of Canada
South Financial Group Inc.
R&G Financial Corporation
City National Corporation
Marshall & Ilsley Corporation
United National Bancorp
BB&T Corporation
BB&T Corporation
First Merchants Corporation
Associated Banc-Corp
Bank-Atlantic Bancorp, Inc.
American Financial Holdings, Inc.
Sovereign Bancorp, Inc.
National Commerce Financial Corp.
BB&T Corporation	Centennial Bancorp
Medford Bancorp Inc.
Regional Financial Corporation
Three Rivers Bancorp, Inc.
First National Bank
Bancorp Connecticut, Inc.
Eagle Bancshares, Inc.
Gulf West Banks, Inc.
Crown Group, Inc.
Civic BanCorp
Richfield State Agency, Inc.
Vista Bancorp, Inc.
AREA Bancshares Corporation
Mid-America Bancorp
Lafayette Bancorporation
Signal Financial Corporation
Community Savings Bankshares, Inc.
American Bank of Connecticut
Main Street Bancorp, Inc.
SouthBanc Shares, Inc.
Community First Banking Company

     Transaction multiples from the merger were derived from the $15.10 per share deal price and financial data as of June 30, 2002 for the Company. KBW also relied upon 2002 earnings per share estimates for the Company taken from a nationally recognized earnings estimate consolidator for comparable companies. KBW compared these results with announced multiples. The results of the analysis are set forth in the following table.

	Rabobank/
	VIB Corp	Comparable
	Transaction	Averages

Deal Price/Book Value	223%	207%
Deal Price/Tangible Book Value	273%	221%

Deal Price/Trailing 12 Months Earnings per Share	17.98x	19.38x
Deal Price/Forward 12 Months Earnings per Share	14.80x	17.61x

     No company or transaction used as a comparison in the above analysis is identical to the Company, Rabobank or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

     Discounted Cash Flow Analysis. KBW estimated the present value of the Company’s common stock based on a continued independence scenario by adding (1) the present value of the estimated future dividend stream that the Company could generate over the period beginning January 2002 and ending in December 2006, and (2) the present value of the Company’s common stock as of December 2006. For purposes of this analysis, a discount rate was calculated based on a model assessing a risk-free interest rate plus a market-based risk adjustment. The analysis resulted in a range of values from $13.12 to $17.02 per share.

     KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of the Company’s common stock.

     Selected Peer Group Analysis. KBW derived the average market performance multiples of a selected peer group and applied those multiples to the financial data of the Company as of June 30, 2002. This method of analysis resulted in an implied market valuation in a range from $11.47 to $13.99 per share. The peer group included publicly held California banks with asset size ranging from $250 million to $4 billion. The peer group selected is as follows:

Pacific Capital Bancorp
UCBH Holdings, Inc.
East West Bancorp, Inc.
CVB Financial Corp.
Cathay Bancorp, Inc.
GBC Bancorp
Mid-State Bancshares
Hamni Financial Corporation
TriCo Bancshares
Humboldt Bancorp
Heritage Commerce Corp.
Capital Corp of the West
Central Coast Bancorp
Nara Bancorp Inc.
Sierra Bancorp	North Valley Bancorp
Foothill Independent Bancorp
Pacific Crest Capital, Inc.
Monterey Bay Bancorp, Inc.
Western Sierra Bancorp
Bank of Marin
United Security Bancshares
Redwood Empire Bancorp
BWC Financial Corp
Community Bancorp, Inc.
Community West Bancshares
California Independent Bancorp
American River Holdings
Valencia Bank & Trust

     To perform this analysis, KBW used the financial information as of and for the quarter ended June 30, 2002. Market price information was as for July 29, 2002 and earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies.

     Other Analyses. KBW compared the relative financial and market performance of the Company to a variety of relevant industry peer groups and indices.

     In connection with its opinion dated as of the date of this document, KBW performed procedures to update, as necessary, certain of the analyses described above. KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating its July 30, 2002 opinion.

     Relationship with KBW

     The Company’s Board of Directors has retained KBW as an independent contractor to act as financial advisor to the Company regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, the Company and Rabobank. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Company for KBW’s own account and for the accounts of its customers.

     The Company and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. The Company will pay to KBW at the time the merger is completed a cash fee equal to 0.80% of the market value of all consideration paid to shareholders (including holders of “in the money” warrants and options but excluding holders of stock appreciation rights and stock-based compensation). Under this formula, KBW will be paid approximately $1,700,511. Pursuant to the KBW engagement agreement, the Company also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

The Agreement

     Set forth below is a description of certain of the material terms and conditions of the Agreement. This summary is not complete and is qualified in its entirety by reference to the full text of the Agreement, including the exhibit thereto, attached as Appendix A and incorporated herein by this reference.

     Representations and Warranties

     The Agreement contains various customary representations and warranties about each institution for the benefit of the other. The representations and warranties relate to, among other things:

•	corporate organization and similar corporate matters;

•	capital structure of the Company and its subsidiaries;

•	authorization, execution, delivery, performance and enforceability of the Agreement and related matters;

•	compliance with applicable laws and regulations;

•	the accuracy of the Company’s documents filed with regulatory authorities;

•	absence of certain material adverse events, changes, effects or undisclosed liabilities;

•	material contracts and agreements, including repurchase agreements and risk management instruments;

•	the Company’s retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

•	litigation and liabilities;

•	title to and the condition of the Company’s assets;

•	the Company’s tax returns and audits;

•	accounting records;

•	insurance policies and bonds;

•	ownership of real and intellectual property;

•	absence of regulatory actions; and

•	labor matters.

     The foregoing is a condensed summary of the types of representations and warranties contained in the Agreement. Shareholders should carefully review the entire Agreement, and in particular Articles 2 and 3 of the Agreement, which contain the detailed representations and warranties of the parties.

     Conduct of Business Prior to the Transactions

     The Agreement provides restrictions on, and commitments with respect to, the Company’s and its subsidiaries’ conduct of business during the period from the date of the Agreement through the Closing Date. The Company has agreed to make its books and records available for ongoing review by Rabobank’s representatives. Both the Company and Rabobank have agreed to use their best efforts to fulfill all of their respective conditions and obligations contained in the Agreement. Further, both the Company and Rabobank have agreed to use their best efforts to prevent any material changes in their representations and warranties set forth in the Agreement.

     In addition, the Company and Rabobank have agreed that, until the Closing, subject to certain exceptions including the prior approval of Rabobank, the Company and its subsidiaries will not take certain actions or otherwise conduct their businesses other than in the ordinary and usual course, including, but not limited to, the following:

•	incur any additional debt obligation or other obligation for borrowed money except in a manner consistent with past practice;

•	issue any shares of its capital stock, except for the issuance of shares of the Company’s common stock upon the exercise of options granted under the Company’s stock option plans that are issued and outstanding as of the date of the Agreement;

•	effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

•	amend its articles of incorporation or bylaws; impose, or suffer the imposition, on any share of stock of any of the Company’s subsidiaries held by the Company of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist;

•	declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

•	merge or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization; or create any subsidiary;

•	waive or release any material right or cancel or compromise any material debt or claim other than loans written down or charged off, except in a manner consistent with past practice;

•	fail to comply in any material respect with any material laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

•	change its lending, investment, asset/liability management or other material banking policies in any material respect, except as may be required by changes in applicable law;

•	liquidate or sell or dispose of any material assets or acquire any material assets, except in a manner consistent with past practice; make any capital expenditure in excess of $50,000 in any instance or $250,000 in the aggregate; or establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

•	increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice or as required by law or contractual obligation in effect as of the date of the Agreement;

•	change its methods of accounting in effect at December 31, 2001, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2001, except as required by applicable law;

•	authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a Takeover Proposal (as defined in Section 4.7 (b)(xiv) of the

Agreement), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of the Company, recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal, subject to the Company’s Board of Directors’ fiduciary duties to the Company’s shareholders; or

•	agree to do any of the foregoing.

     Furthermore, the Company and Rabobank have agreed that:

•	the Company will submit the Agreement to its shareholders for approval at a special meeting to be held as soon as practicable;

•	subject to the fiduciary duties of the Board of Directors of the Company as determined after consultation with counsel, the Board of Directors of the Company will recommend that the shareholders vote in favor of approving the Agreement;

•	as promptly as practicable, Rabobank will file all requisite applications for approval of, and notice with respect to, the merger to the FRB, DFI and DCB;

•	the Company will keep Rabobank advised of all material developments relevant to its business and to consummation of the merger;

•	each party will hold all information furnished by the other party in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated March 28, 2002, between the Company and Rabobank;

•	prior to the closing of the merger, the Company will take all actions that may be requested by Rabobank in writing with respect to: (i) causing one or more of the Company’s employee benefit plans to be modified or terminated; (ii) causing the continuation of any contract, arrangement or insurance policy relating to any of the Company’s employee benefit plans; and (iii) facilitating the merger of any of the Company’s employee benefits plans into any of Rabobank’s employee benefit plans;

•	all directors and officers of the Company and its subsidiaries will be indemnified by Rabobank against any and all claims, actions or suits pertaining to: (i) the fact that such director or officer is or was a director or officer of the Company or any of its subsidiaries; or (ii) the Agreement or the merger. After the merger, Rabobank will indemnify and hold harmless, as and to the fullest extent permitted by law, each such director and officer and use its reasonable best efforts to cause such directors and officers to be covered by the Company’s existing directors’ and officers’ liability insurance policy, subject to and in accordance with the terms of Section 4.9 of the Agreement. Rabobank further agrees that all rights to indemnification and all limitations on liability existing in favor of the directors and officers and employees of the Company and its subsidiaries as provided in their respective articles of incorporation, bylaws or similar governing documents as in effect as of the date of the Agreement with respect to matters occurring prior to the closing of the merger will survive the merger and will continue in full force and effect, and will be honored by such entities or their respective successors; and

•	no party will take any action that would cause the merger to be subject to the requirements imposed by any Takeover Laws (as defined in Section 2.24 of the Agreement) and each party will take all necessary steps within its control to exempt the merger from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

     The foregoing is a condensed summary of the covenants of the parties under the Agreement.

Shareholders are encouraged to review the terms of the Agreement, including the specific covenants contained in Article 4 of the Agreement.

     Conditions

     The obligations of the Company and Rabobank to consummate the merger are subject to certain mutual conditions, including, but not limited to, the following:

•	the approval by the Company’s shareholders of the Agreement;

•	receipt of the regulatory approvals required in connection with the merger; provided that no such approval will have imposed any condition or requirement that materially and adversely affects the anticipated economic and business benefits from the merger to Rabobank;

•	receipt of any necessary third-party consents or waivers; and

•	the absence of any order, decree or injunction of a court which enjoins or prohibits the consummation of the merger.

     The obligation of Rabobank to consummate the merger is also subject to the fulfillment, or waiver by Rabobank, of certain conditions, including, but not limited to, the following:

•	the representations and warranties of the Company being true and correct in all material respects;

•	the performance by the Company in all material respects of all obligations contained in the Agreement required to be performed by the Company before the Closing;

•	receipt of all required officers’ certificates; and

•	holders of no more than 15% of the outstanding shares of common stock of the Company having “filed a demand for payment” (as that term is contemplated in Section 1300(b)(1) of the California General Corporation Law, a copy of which is attached hereto as Appendix C).

     In addition, the obligation of the Company to consummate the merger is also subject to the fulfillment or waiver by the Company of certain conditions, including, but not limited to, the following:

•	the representations and warranties of Rabobank being true and correct in all material respects;

•	receipt of all required officers’ certificates;

•	the performance by Rabobank in all material respects of all obligations contained in the Agreement required to be performed before the Closing; and

•	Rabobank having deposited adequate funds to pay the aggregate Per Share Merger Price into an escrow account at U.S. Stock Transfer Corporation.

     The foregoing is a summary of the conditions of the Agreement. Shareholders are encouraged to review the terms of the Agreement, including the specific provisions contained in Article 5 of the Agreement.

     Termination; Termination Fee

     The Agreement may be terminated and the merger abandoned:

•	at any time on or prior to the closing of the merger, by the mutual consent in writing of the parties;

•	at any time, by either party if the Agreement is not approved by the required vote of the Company’s shareholders;

•	at any time on or prior to the closing of the merger, by either the Company or Rabobank, by written notice to the other, in the event of a material breach by the other party of any representation, warranty, covenant or agreement contained in the Agreement that is not cured within 30 business days after written notice of such breach is given to the party committing such breach or, in the event such breach occurs after March 2, 2003, by March 31, 2003;

•	on the Closing Date, by the Company or Rabobank in writing if any of the conditions required to be satisfied by the other party as set forth in Article 5 of the Agreement have not been so satisfied by such other party;

•	at any time, by either party in writing, if the regulatory applications for approval have been finally denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity has issued a final nonappealable order enjoining or otherwise prohibiting the merger;

•	by Rabobank prior to the time the Company’s shareholders approve the Agreement, if: (i) the Company’s Board of Directors fails to recommend approval and adoption of the Agreement and the merger by the Company’s shareholders or withdraws or modifies in any adverse manner its approval or recommendation of the Agreement and merger; (ii) the Company’s Board of Directors makes any public recommendation with respect to a Takeover Proposal other than a recommendation to reject; (iii) the Company takes any action prohibited by Section 4.7(b)(xiv) of the Agreement (provisions relating to a competing Takeover Proposal); or (iv) the Company’s Board of Directors resolves to take any of the actions specified above; or

•	by either party in writing, if the Closing Date has not occurred by the close of business on March 31, 2003, unless the failure of the Closing to occur by such date is due to the failure of the party seeking to terminate the Agreement to perform or observe the covenants and agreements set forth therein.

     The Company will be required to pay a termination fee in the amount of $6,375,000 (the “Termination Fee”) to Rabobank if the Agreement is terminated because:

•	the Company’s Board of Directors fails to recommend approval of the Agreement by the Company’s shareholders and makes a public recommendation (other than to reject it) with respect to a competing takeover proposal; or

•	the Agreement was not approved by at least a majority of the outstanding shares of the Company’s common stock and, if (a) a competing takeover proposal is publicly announced at or prior to the Meeting, and (b) a third party or group acquires the Company’s common stock which results in: (i) such third party or group having beneficial ownership of at least 50% of the issued and outstanding common stock of the Company; (ii) a sale or transfer of 50% or more of the fair market value of the Company’s assets; or (iii) a definitive written agreement with respect to any transaction referred to in (i) or (ii) is executed by the Company or any of the Company’s subsidiaries within one year following termination of the Agreement.

     Rabobank will be required to pay the Termination Fee to the Company if the Agreement is terminated because Rabobank enters into another agreement to acquire another bank or bank holding company which results in failure to: (i) obtain the required regulatory approvals; or (ii) consummate the merger by March 31, 2003.

     The foregoing is a condensed summary of the termination provisions of the Agreement.

Shareholders are encouraged to review the terms of the Agreement, including the specific provisions contained in Sections 6.1 and 6.2 of the Agreement.

Vote Required

     The approval of the Agreement requires the affirmative vote of at least a majority of the shares of the Company’s common stock outstanding on the Record Date.

     On July 30, 2002, each of the Company’s directors entered into a letter agreement with Rabobank to vote their shares of the Company’s common stock in favor of the Agreement. As of the record date, the Company’s directors and executive officers owned      shares (of which      shares are allocated to the Company’s directors and officers under the Company’s ESOP and 401(k) Plan) or approximately      % of the outstanding shares of the Company’s common stock, and are expected to vote “FOR” approval of the Agreement. (See “SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” herein.) Additionally, as of the record date, there were a total of      unallocated shares of the Company’s common stock held by the Company’s Employee Stock Option Plan and Trust (“ESOP”). It is anticipated that these unallocated shares held by the ESOP, as well as those shares which are allocated to ESOP participants but for which no voting instructions have been given to the ESOP’s trustees, will be voted by the ESOP’s trustees in favor of approving the Agreement.

     For the reasons set forth above, the Company’s Board of Directors has unanimously approved the Agreement as in the best interests of the Company and its shareholders and recommends that the Company’s shareholders vote “FOR” this proposal and approve the Agreement.

AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance therewith, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The reports, proxy statements and other information filed by the Company with the SEC may be inspected and copied at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional offices at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or the Company’s home page at http://www.vibcorp.com. The Company’s common stock is designated for quotation on the Nasdaq National Market System under the trading symbol “VIBC.” Material filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

OTHER MATTERS

     The only business to be considered and transacted at the Meeting will be the proposal to approve the Agreement.

VIB CORP

Dated: October ___, 2002	Charlotte Studer, Secretary

EXECUTION COPY	APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION (“Reorganization Agreement” or “Agreement”), dated as of July 30, 2002, by and among VIB CORP (“Seller”), a California corporation having its principal executive office at 1498 Main Street, El Centro, California 92243, COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., RABOBANK NEDERLAND (“Purchaser”), a cooperative bank organized under the laws of The Netherlands having its registered office in Amsterdam, The Netherlands, and UTRECHT-AMERICA ACQUISITION CORP. I (“Merger Sub”), a California corporation having its principal executive office at 245 Park Avenue, New York, New York 10167.

WITNESSETH

     WHEREAS, the parties hereto desire that Seller shall be acquired by Purchaser through the merger (“Merger”) of Merger Sub with and into Seller, with Seller as the surviving corporation (“Surviving Corporation”), pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A (“Plan of Merger”); and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

DEFINITIONS

     1.1 “Agreement” is defined in the preamble hereto.

     1.2 “Advisory Board” is defined in Section 4.11 hereof.

     1.3 “Bank Holding Company Act” shall mean the Bank Holding Company Act of 1956, as amended.

     1.4 “CADFI” shall mean the California Department of Financial Institutions.

     1.5 “Claim” is defined in Section 4.9(b) hereof.

     1.6 “Closing Date” shall mean the date specified pursuant to Section 4.8 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

     1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended.

     1.8 “Commission” or “SEC” shall mean the Securities and Exchange Commission.

     1.9 “Confidentiality Agreement” is defined in Section 4.5 hereof.

     1.10 “Covered Parties” is defined in Section 4.9(c) hereof.

     1.11 “DPC Shares” is defined in the Plan of Merger.

     1.12 “Effective Date” shall mean the date specified pursuant to Section 4.8 hereof as the effective date of the Merger.

     1.13 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.14 “ERISA Affiliate” is defined in Section 2.13(a) hereof.

     1.15 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     1.16 “FDIA” shall mean the Federal Deposit Insurance Act.

     1.17 “FDIC” shall mean the Federal Deposit Insurance Corporation.

     1.18 “Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

     1.19 “Indemnified Parties” is defined in Section 4.9(b) hereof.

     1.20 “Insurance Amount” is defined in Section 4.9(d) hereof.

     1.21 “Intellectual Property” means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

     1.22 “KBW” is defined in Section 2.17 hereof.

     1.23 “Material Adverse Effect” shall mean, with respect to Seller or Purchaser, as the case may be, a material adverse effect on the business, prospects, results of operations or financial condition of such party and any Subsidiary of such party taken as a whole or a material adverse effect on such party’s ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities; (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies, generally with respect to clause (i) or (ii), to the extent that a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations; and (iii) any action or omission of Seller or Purchaser or any Subsidiary of either of them taken with the prior written consent of Purchaser or Seller, as applicable, in contemplation of the Merger.

     1.24 “Merger” is defined in the recitals hereto.

     1.25 “Merger Consideration” is defined in the Plan of Merger.

     1.26 “Merger Sub” is defined in the preamble to this Agreement.

     1.27 “Nasdaq” shall mean the Nasdaq Stock Market.

     1.28 “Plan of Merger” is defined in the recitals hereto.

     1.29 “Previously Disclosed” shall mean disclosed prior to the execution hereof in a letter dated of even date herewith from the party making such disclosure and delivered to the other parties prior to the execution hereof.

     1.30 “Proxy Statement” shall mean the proxy statement (or similar documents) together with any supplements thereto sent to the shareholders of Seller to solicit their votes in connection with this Agreement and the Plan of Merger.

     1.31 “Purchaser” is defined in the preamble to this Agreement.

     1.32 “Purchaser Plan” is defined in Section 4.9(a) hereof.

     1.33 “Rights” shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

     1.34 “Rights Agreement” shall mean the Preferred Shares Rights Agreement, dated August 14, 2001, between Seller and U.S. Stock Transfer Corporation, as rights agent.

     1.35 “Reorganization Agreement” is defined in the preamble to this Agreement.

     1.36 “SEC Documents” shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

     1.37 “Securities Act” shall mean the Securities Act of 1933, as amended.

     1.38 “Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as

amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

     1.39 “Seller” is defined in the preamble to this Agreement.

     1.40 “Seller Bank” shall mean Valley Independent Bank.

     1.41 “Seller Common Stock” is defined in Section 2.1 hereof.

     1.42 “Seller Financial Statements” shall mean (i) the consolidated balance sheets of Seller as of March 31, 2002 and as of December 31, 2001 and 2000 and the related consolidated statements of income and expense, cash flows and shareholders’ equity (including related notes, if any) for the three months ended March 31, 2002 and each of the three years ended December 31, 2001, 2000 and 1999, respectively, as filed by Seller in SEC Documents; (ii) the consolidated balance sheets of Seller and related consolidated statements of income and expense, cash flows and changes in shareholders’ equity (including related notes, if any) as filed by Seller in SEC Documents with respect to any periods ended subsequent to March 31, 2002; and (iii) the consolidated balance sheets of Seller and related consolidated statements of income and expense, cash flows and changes in shareholders’ equity (including related notes, if any) with respect to the period ended June 30, 2002, as provided by Seller to Purchaser prior to the date hereof.

     1.43 “Seller Plan” is defined in Section 2.13(a) hereof.

     1.44 “Seller Preferred Stock” is defined in Section 2.1 hereof.

     1.45 “Subsidiary” or “Subsidiaries” shall mean with respect to any party, any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

     1.46 “Surviving Corporation” is defined in the recitals hereto.

     1.47 “Takeover Laws” is defined in Section 2.24 hereof.

     1.48 “Takeover Proposal” is defined in Section 4.7(b)(xiv) hereof.

     1.49 “Tax,” collectively, “Taxes,” shall mean all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

     1.50 “Tax Return,” collectively, “Tax Returns,” shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government Tax authority, including, but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

     1.51 “Termination Fee” is defined in Section 6.2(b) hereof.

     1.52 “Trust Account Shares” is defined in the Plan of Merger.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser and Merger Sub as follows:

     2.1. CAPITAL STRUCTURE OF SELLER

     The authorized capital stock of Seller consists of (i) 10,000,000 shares of preferred stock, no par value (“Seller Preferred Stock”), none of which is issued and outstanding; and (ii) 125,000,000 shares of common stock, no par value (“Seller Common Stock”), 13,585,838 shares of which are issued and outstanding and no shares of which are held in treasury. As of the date hereof, no shares of Seller Preferred Stock or Seller Common Stock are reserved for issuance, except that (i) 1,076,960 shares of Seller Common Stock are reserved for issuance upon the exercise of stock options heretofore granted under the Seller Plans (as contemplated in Section 2.13(a)); and (ii) 200,000 shares of Seller Preferred Stock are reserved for issuance upon the exercise of the rights distributed to the holders of Seller Common Stock pursuant to the Rights Agreement. All outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Seller does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of Seller except as set forth above. None of the shares of Seller’s capital stock has been issued in violation of the preemptive rights of any person.

     2.2. ORGANIZATION, STANDING AND AUTHORITY OF SELLER

     Seller is a duly organized corporation, validly existing and in good standing under the laws of the State of California with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Seller. Seller is registered as a bank holding company under the Bank Holding Company Act.

     2.3. OWNERSHIP OF SELLER SUBSIDIARIES; CAPITAL STRUCTURE OF SELLER SUBSIDIARIES

     As of the date hereof, Seller does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except the Seller Subsidiaries and as Previously Disclosed. Seller has Previously Disclosed to Purchaser a list of all of the Seller Subsidiaries, including a summary description of each Subsidiary’s activities and the authority under which each Subsidiary is held by Seller. Except as Previously Disclosed, the outstanding shares of capital stock or other equity interests of each Seller Subsidiary have been duly authorized and validly issued and are fully paid and (except as provided by applicable law) nonassessable, and all such shares or equity interests are directly or indirectly owned by Seller free and clear of all liens, claims and encumbrances. No Seller Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any Seller Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of Seller to vote or to dispose of such shares. None of the shares of capital stock or other equity interests of any Seller Subsidiary has been issued in violation of the preemptive rights of any person.

     2.4. ORGANIZATION, STANDING AND AUTHORITY OF SELLER SUBSIDIARIES

     Each Seller Subsidiary is a duly organized corporation, banking association or other organization, validly existing and in good standing under applicable laws. Each Seller Subsidiary (i) has full power and authority to carry on its business as now conducted; and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where failure to be so licensed or qualified would not have a Material Adverse Effect on Seller. Each Seller Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on Seller. Seller Bank is a member in good standing of the Federal Home Loan Bank of San Francisco and owns the requisite amount of shares therein.

     2.5. AUTHORIZED AND EFFECTIVE AGREEMENT

          (a) Seller has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, except for the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote thereon, which is the only shareholder vote required to approve the Plan of Merger pursuant to the California General Corporation Law and Articles of Incorporation, as amended, and Bylaws of Seller. The Board of Directors of Seller has directed that this Agreement and the Plan of Merger be submitted to shareholders of Seller for approval at a special meeting to be held as soon as practicable.

          (b) Assuming the accuracy of the representation contained in Section 3.2(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles.

          (c) Neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of Seller or any Seller Subsidiary; (ii) assuming the consents and approvals contemplated by Section 4.3 hereof are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation; or (iii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any Seller Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on Seller.

          (d) Other than as contemplated by Section 4.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Seller or any Seller Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, Seller is not aware of any reason that the condition set forth in Section 5.1(b) of this Agreement, including the proviso thereto, would not be satisfied.

     2.6. SEC DOCUMENTS; REGULATORY FILINGS

     Seller has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. Seller and each Seller Subsidiary has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on Seller, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

     2.7. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

     The Seller Financial Statements filed by Seller in SEC Documents prior to the date of this Agreement fairly present, and the Seller Financial Statements filed by Seller after the date of this Agreement shall fairly present, the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates indicated and the consolidated income, changes in shareholders’ equity and cash flows of Seller and its consolidated Subsidiaries for the periods then ended, and each such financial statement has been or shall be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein and except, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Seller and each Seller Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of Seller and each Seller Subsidiary contain records, which are accurate in all material respects of all corporate actions of the shareholders and Board of Directors (including committees of its Board of Directors) of Seller or applicable Seller Subsidiaries.

     2.8. MATERIAL ADVERSE CHANGE

     Seller has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business or prospects since June 30, 2002, which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to Seller.

     2.9. ABSENCE OF UNDISCLOSED LIABILITIES

     Neither Seller nor any Seller Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that would have a Material Adverse Effect on Seller, or that, when combined with all similar liabilities, would have a Material Adverse Effect on Seller, except as disclosed in the Seller Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to June 30, 2002.

     2.10. PROPERTIES

     Seller and the Seller Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of Seller and its Subsidiaries taken as a whole, and which are reflected on the Seller Financial Statements as of June 30, 2002, or acquired after such date, except (i) liens for Taxes not yet due and payable; (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business; (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which Seller or any Seller Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Seller and its Subsidiaries, taken as a whole, are valid and enforceable in accordance with their respective terms, except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on Seller. All tangible property used in the business of Seller and its Subsidiaries is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with Seller’s and Seller Subsidiaries’ past practices.

     2.11. LOANS

          (a) Each loan reflected as an asset in the Seller Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected; and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case, other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on Seller.

          (b) The allowance for loan losses reflected on the Seller Financial Statements, as of their respective dates, is in all material respects consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to Seller’s loan portfolio based upon information reasonably available at the time.

     2.12. TAX MATTERS

          (a) Seller and each Seller Subsidiary have timely filed federal income Tax Returns for each year through December 31, 2001 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to Seller or any Seller Subsidiary, except where the failure to file timely such federal income and other Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on Seller. All Taxes due by or on behalf of Seller or any Seller Subsidiary on or before the Closing Date have been paid or adequate reserves have been established on the Seller Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Neither Seller nor any Seller Subsidiary shall have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have a Material Adverse Effect on Seller.

          (b) All Tax Returns filed by Seller and each Seller Subsidiary were true, correct, complete and accurate in all material respects when and as filed and are final. Neither Seller nor any Seller Subsidiary is delinquent in the payment of any material Tax, and none of Seller or any Seller Subsidiaries has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as fully settled and paid or accrued on the Seller Financial Statements, Seller has not received written notice of any audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of Seller or any Seller Subsidiary, and no proceeding with respect thereto is underway. There are currently no agreements in effect with respect to Seller or any Seller Subsidiary to extend the period of limitations for the assessment or collection of any Tax.

          (c) Neither the transactions contemplated hereby nor the termination of the employment of any employees of Seller or any Seller Subsidiary prior to or following consummation of the transactions contemplated hereby shall result in Seller or any Seller Subsidiary (or any successor thereof) making or being required to make any “excess parachute payment” as that term is defined in Section 280G of the Code.

          (d) Except as Previously Disclosed, neither Seller nor any Seller Subsidiary is a party to any agreement (other than an agreement exclusively among Seller and the Seller Subsidiaries) providing for the allocation or sharing of, or indemnification for, Taxes.

          (e) Neither Seller nor any Seller Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code in any taxable period ending after the date hereof.

          (f) Neither Seller nor any Seller Subsidiary has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting the Seller or any Seller Subsidiary pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of Purchaser or any Purchaser Subsidiary after the Effective Date.

          (g) No written position has been taken on any Tax Return with respect to the business or operations of Seller for a taxable year for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority.

          (h) Neither Seller nor any Seller Subsidiary has sponsored, promoted, marketed or entered into any transaction that is a “tax shelter” within the meaning of any provision of the Code or regulations issued thereunder.

          (i) All Taxes that Seller is required by law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority or are held in separate bank accounts for such purpose; and all document retention, information gathering and information reporting requirements related to any such Taxes have been complied with in accordance with all applicable provisions of the Code and the regulations issued thereunder.

          (j) Seller is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (k) There are no Tax liens (other than for Taxes not yet due and payable) upon the properties or assets of Seller.

          (l) Each asset with respect to which Seller claims depreciation or amortization or similar expense for Tax purposes is owned by Seller for Tax purposes. None of the assets of Seller are required to be, or are being, depreciated under the alternative depreciation system prescribed by Section 168(g)(2) of the Code or subject to Section 168(f) of the Code. None of the assets of Seller is property which Purchaser or Seller is required to treat as “tax exempt use property,” within the meaning of Section 168(h) of the Code. Seller has not issued any “industrial revenue bonds,” within the meaning of Section 103 of the Code, or “private activity bonds,” within the meaning of Section 141 of the Code, or other tax-exempt financing in order to finance the assets of Seller, whether leased or owned.

          (m) For purposes of this Section 2.12, (i) references to Seller and any Seller Subsidiary shall include predecessors thereof; and (ii) “Seller Subsidiary” shall include each Subsidiary (as defined in Article 1 hereof) of Seller, and each corporation, partnership, limited liability company, joint venture or other entity which Seller controls directly or indirectly (through one or more intermediaries). For purposes of the previous sentence, “control” means the possession, direct or indirect, of the power either (1) to vote fifty percent (50%) or more of the voting interests of a corporation, partnership, limited liability company, joint venture or other entity, or (2) to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company, joint venture or other entity, whether by contract or otherwise.

     2.13. EMPLOYEE BENEFIT PLANS

          (a) Seller has Previously Disclosed a true and complete list of all Seller Plans. For purposes of this Section 2.13, the term “Seller Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) for the benefit of any employee or director or former employee or former director of Seller or any ERISA Affiliate, whether formal or informal, and whether legally binding or not.

          (b) With respect to each of the Seller Plans, Seller has made available to Purchaser true and complete copies of each of the following documents: (i) the Seller Plan and related documents (including all amendments thereto); (ii) the two (2) most recent annual reports, financial statements, and actuarial reports, if any; (iii) the most recent summary plan descriptions, together with each summary of material modifications, required under ERISA with respect to such Seller Plan and all material communications relating to each such Seller Plan; and (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Seller Plan that is intended to be qualified under the Code and all material communications to or from the Internal Revenue Service or any other governmental or regulatory agency or authority relating to each Seller Plan.

          (c) No liability under Title IV of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring a liability under such Title. No Seller Plan is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

          (d) Neither Seller nor any ERISA Affiliate, nor any of the Seller Plans, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Seller or any ERISA Affiliate could reasonably be expected to either directly or indirectly incur any material liability or material cost.

          (e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that Seller or any ERISA Affiliate is required to pay under, or contribute to any, of the Seller Plans.

          (f) None of the Seller Plans is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

          (g) A favorable determination letter has been issued by the Internal Revenue Service with respect to each of the Seller Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified, and no condition exists that could adversely affect the qualified status of any such Seller Plan. Each of the Seller Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the Seller Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including, but not limited to, ERISA and the Code.

          (h) Except as Previously Disclosed, each Seller Plan may be amended or terminated without liability to Seller or any ERISA Affiliate. No amounts payable under the Seller Plans shall fail to be deductible in their entirety for federal income tax purposes under Section 280G of the Code. Each person who performs services for Seller or any ERISA Affiliate has been, and is, properly classified by Seller or the appropriate ERISA Affiliate as an employee or independent contractor.

          (i) There are no actions, suits or claims pending, or, to the knowledge of Seller or any Seller Subsidiary, threatened or anticipated (other than routine claims for benefits) against any Seller Plan, the assets of any Seller Plan or against Seller or any ERISA Affiliate with respect to any Seller Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Seller Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to the knowledge of Seller or any Seller Subsidiary, threatened audits, examinations or investigations by any governmental body, commission or agency involving any Seller Plan.

          (j) Except as Previously Disclosed, no Seller Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors of Seller or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable law; (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(3) of ERISA; (iii) deferred compensation benefits accrued as liabilities on the books of Seller or the ERISA Affiliates; or (iv) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary)).

          (k) Except as Previously Disclosed, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in, or is a precondition to, (i) any current or former employee or director of Seller or any ERISA Affiliate becoming entitled to severance pay, unemployment compensation or any similar payment; (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director; or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

     2.14. CERTAIN CONTRACTS

          (a) Neither Seller nor any Seller Subsidiary is a party to, or is bound by, (i) any material contract, as defined in Item 601(b)(10) of Regulation S-K of the SEC, or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of any Seller Subsidiary) or any agreement restricting the nature or geographic scope of its business activities in any material respect, except as Previously Disclosed; (ii) any agreement, indenture or other instrument relating to the borrowing of money by Seller or any Seller Subsidiary or the guarantee by Seller or any Seller Subsidiary of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business, except as Previously Disclosed; or

(iii)  any contract, agreement or understanding with a labor union, in each case whether written or oral.

          (b) Neither Seller nor any Seller Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

          (c) Except as Previously Disclosed, neither Seller nor any Seller Subsidiary is a party to any transaction (other than agreements Previously Disclosed in connection with Section 2.14(a) hereof) with (i) any person who has been an executive officer or a director of Seller; (ii) any spouse of any such officer or director; (iii) any parent, child, brother, sister or other family relation of any such officer or director who has the same home as such officer or director; (iv) any corporation or other entity of which such officer or director or any such family relation is an officer, director, partner, or greater than five percent (5%) interest holder (based on percentage of ownership of voting securities); or (v) any “affiliate” or “associate” of any such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, (x) any transaction involving a contract, agreement, or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, and (y) loans (including any loan guaranty) outstanding at the date hereof, but not (z) deposit accounts maintained at Seller Bank in the ordinary course of its banking business.

     2.15. LEGAL PROCEEDINGS

     Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Seller or any Seller Subsidiary, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against Seller or any Seller Subsidiary or against any asset, interest or right of Seller or any Seller Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Seller. There are no actual or, to the knowledge of Seller or any Seller Subsidiary, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Seller. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Seller or any Seller Subsidiary, threatened (or unasserted but considered probable of assertion and which, if asserted, would be reasonably expected to have an unfavorable outcome) against any present or, to Seller’s knowledge, former director or officer of Seller or any

Seller Subsidiary, that would reasonably be expected to give rise to a claim for indemnification and that (i) has a reasonable probability of an unfavorable outcome; and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on Seller.

     2.16. COMPLIANCE WITH LAWS

     Seller and each Seller Subsidiary is in compliance with all statutes and regulations applicable to the conduct of its business, and neither Seller nor any Seller Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute or regulation; (ii) threatening to revoke any license, franchise, permit or government authorization; or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Except as Previously Disclosed, neither Seller nor any Seller Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would be reasonably expected to have a Material Adverse Effect on Seller, and none of them has received any communication requesting that they enter into any of the foregoing.

     2.17. BROKERS AND FINDERS

     Neither Seller nor any Seller Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except that Seller has engaged and shall pay a fee or commission to Keefe, Bruyette & Woods, Inc. (“KBW”) to perform certain financial advisory services as Previously Disclosed.

     2.18. INSURANCE

     Each of Seller and the Seller Subsidiaries currently maintains insurance in amounts considered by Seller and any Seller Subsidiary as applicable, to be reasonably necessary for their operations. Neither Seller nor any Seller Subsidiary has received any notice of a material premium increase over current rates or cancellation with respect to any of its insurance policies or bonds, and within the last three (3) years, neither Seller nor any Seller Subsidiary has been refused any insurance coverage sought or applied for, and Seller has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Seller or any Seller Subsidiary. Seller has Previously Disclosed a list of all outstanding claims, as of the date hereof, against Seller or any Seller Subsidiary under any insurance policy, other than medical or dental payments under Seller Plans or claims for less than $25,000. The deposits of Seller Bank are insured by the FDIC in accordance with the FDIA, and Seller Bank and its predecessors have paid all assessments and filed all reports required by the FDIA.

     2.19. ENVIRONMENTAL LIABILITY

     Neither Seller nor any Seller Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action, and there is no governmental investigation of any nature ongoing, in each case, that would reasonably be expected to result in the imposition on Seller or any Seller Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on Seller; there are no facts or circumstances which would reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither Seller nor any Seller Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

     2.20. INTELLECTUAL PROPERTY

     Seller or a Seller Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary to conduct the business and operations of Seller and the Seller Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Seller. The ownership, licensing or use of Intellectual Property by Seller or any of the Seller Subsidiaries does not, to the knowledge of Seller, conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person or entity. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Seller. Upon consummation of the transactions contemplated by this Agreement, Seller and the Seller Subsidiaries shall be entitled to continue to use, and Purchaser shall be entitled to continue using, all such Intellectual Property without the payment of any fees, licenses or other payments.

     2.21. RISK MANAGEMENT INSTRUMENTS

     All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which Seller or a Seller Subsidiary is a party, whether entered into for Seller’s own account, or for the account of one or more of the Seller Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies; and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Seller or one of the Seller Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles), and neither

Seller nor any Seller Subsidiary nor, to Seller’s knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. Seller Previously Disclosed to Purchaser all of such agreements and arrangements that are in effect as of the date of this Agreement.

     2.22. REPURCHASE AGREEMENTS

     With respect to all agreements pursuant to which Seller or any Seller Subsidiary has purchased securities subject to an agreement to resell, if any, Seller or such Seller Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreements, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     2.23. CERTAIN INFORMATION

     The information contained in the Proxy Statement, other than information provided by Purchaser, at the time the Proxy Statement is mailed to shareholders of Seller up to and including the time of the Seller’s shareholders’ meeting to vote upon the Merger, (i) shall comply in all material respects with the applicable provisions of the Securities Laws; and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. All information concerning Seller and its directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.3 of this Agreement shall be true, correct and complete in all material respects.

     2.24. TAKEOVER LAWS; RIGHTS AGREEMENT

          (a) Seller has taken all action required to be taken by it in order to exempt this Reorganization Agreement and the Plan of Merger and the transactions contemplated hereby and thereby from, and this Reorganization Agreement and the Plan of Merger and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”), including, without limitation, the State of California.

          (b) Seller has irrevocably and validly amended, and the Board of Directors of Seller has taken all necessary action to irrevocably amend, the Rights Agreement so that (a) none of the execution or delivery of this Reorganization Agreement or the Plan of Merger or the consummation of the transactions contemplated hereby or thereby will result in (i) the occurrence of any of the events described in Section 13 of the Rights Agreement; or (ii) the Rights (as defined in the Rights Agreement) becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing shares, and (b) on the Effective Date, Seller Common Stock will be converted into the consideration provided in the Plan of Merger and all

Rights (as defined in the Rights Agreement) attached thereto shall simultaneously be extinguished.

     2.25. FAIRNESS OPINION

     KBW has rendered an oral opinion to the Board of Directors of Seller, as of the same date as this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Seller Common Stock. A correct and complete copy of a written opinion that confirms such oral opinion shall be delivered to Purchaser at the same time KBW provides such written opinion to Seller.

     2.26. LABOR MATTERS

     With respect to their employees, neither Seller nor any Seller Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since December 31, 2001 and prior to the date hereof, to knowledge of Seller, Seller and the Seller Subsidiaries have not experienced any attempt by organized labor or its representatives to make Seller or any Seller Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Seller or any Seller Subsidiary. To the knowledge of Seller and the Seller Subsidiaries, there is no unfair labor practice charge or other complaint by any employee or former employee of Seller or any Seller Subsidiary against any of them pending before any court, arbitrator or governmental agency arising out of Seller’s or such Seller Subsidiary’s activities, which charges or complaints would, individually or in the aggregate, have a Material Adverse Effect on Seller; there is no labor strike or labor disturbance pending or, to the knowledge of Seller or any Seller Subsidiaries, threatened against any of them; and neither Seller nor any Seller Subsidiary has experienced a work stoppage or other material labor difficulty since December 31, 2001.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

     Purchaser and Merger Sub hereby jointly and severally represent and warrant to Seller as follows:

     3.1. ORGANIZATION, STANDING AND AUTHORITY OF PURCHASER AND MERGER SUB

     Purchaser is a duly organized corporation, validly existing and in good standing under the laws of The Netherlands, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Purchaser.

     Merger Sub is a duly organized corporation, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Purchaser or Merger Sub.

     3.2. AUTHORIZED AND EFFECTIVE AGREEMENT

          (a) Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser and Merger Sub, including, in the case of Merger Sub, the approval of such agreements and transactions by the sole shareholder of Merger Sub.

          (b) Assuming the accuracy of the representation contained in Section 2.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of Purchaser and Merger Sub, in each case, enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles.

          (c) Neither the execution and delivery of this Reorganization Agreement and the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Purchaser or Merger Sub with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws or other organizational documents of Purchaser or any Purchaser Subsidiary; (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Purchaser or any Purchaser Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any Purchaser Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, shall not have a Material Adverse Effect on Purchaser.

          (d) Except for approvals specified in Section 4.3 hereof and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Purchaser or Merger Sub on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, Purchaser is not aware of any reason that the condition set forth in Section 5.1(b) of this Agreement, including the proviso thereto, would not be satisfied.

     3.3. LEGAL PROCEEDINGS

     There are no actions, suits or proceedings instituted, pending or, to the knowledge of Purchaser, threatened against Purchaser or any Purchaser Subsidiary which present a claim to restrain or prohibit the transactions contemplated hereby or which would, in the event of an unfavorable decision or outcome against Purchaser, have a material adverse effect on the ability of Purchaser to effect the transactions contemplated by this Agreement or the Plan of Merger, including the Merger.

     3.4. BROKERS AND FINDERS

     Neither Purchaser nor any Purchaser Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for Purchaser’s retention of Sandler, O’Neill & Partners, L.P. to perform certain financial advisory services.

     3.5. FINANCIAL RESOURCES

     Purchaser and Merger Sub shall have available on the Closing Date sufficient financial resources to enable Purchaser and Merger Sub to lawfully satisfy their respective obligations pursuant to this Agreement and the Plan of Merger and to consummate the Merger. Purchaser has and shall have sufficient management and financial resources to obtain the required regulatory and other approvals for the transactions contemplated by this Agreement and the Plan of Merger.

ARTICLE 4.
COVENANTS

     4.1. SHAREHOLDERS’ MEETING

     Seller shall submit this Reorganization Agreement and the Plan of Merger to the shareholders of Seller for approval at a special meeting to be held as soon as practicable. Subject to the fiduciary duties of the Board of Directors of Seller as determined after consultation with counsel, the Board of Directors of Seller shall recommend that the shareholders of Seller vote in favor of such approval.

     4.2. PROXY STATEMENT; REGISTRATION STATEMENT

     As promptly as practicable after the date hereof, Purchaser and Seller shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of Seller in connection with this Reorganization Agreement and the Plan of Merger and the transactions contemplated hereby.

     4.3. APPLICATIONS

     As promptly as practicable after the date hereof, and after a reasonable opportunity for review by counsel to Seller, Purchaser shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein and in the Plan of Merger to (i) the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act; and (ii) the CADFI pursuant to Sections 701 and 702 of the California Financial Code; and (iii) the Dutch Ministry of Finance pursuant to Article 24, Section 1 of the Credit System (Supervision) Act of 1992, and the regulations promulgated thereunder, and each of the parties hereto shall, and they shall cause their respective Subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger. Seller and Purchaser each represents and warrants to the other that all information concerning the applicable party and directors, officers, shareholders and subsidiaries of such party included (or submitted for inclusion) in any such application and furnished by the party shall be true, correct and complete in all material respects.

     4.4. BEST EFFORTS

          (a) Subject to the terms and conditions of this Agreement, Purchaser and Seller shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.3 above; and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby; provided, that neither Seller nor any Seller Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, or that would materially delay such completion.

          (b) Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 5.2(a) or 5.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date; and (ii) any material failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the applicable party hereunder, and each party shall use all reasonable best efforts to remedy such failure.

     4.5. INVESTIGATION AND CONFIDENTIALITY

     Seller shall keep Purchaser advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. Purchaser may make or cause to be made such investigation of the financial and legal condition of Seller as Purchase reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger; provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. Seller agrees to furnish Purchaser and the advisors of Purchaser with such financial data and other information with respect to its business and properties as Purchaser shall from time to time reasonably request. No investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by Seller, or the conditions to the obligations to consummate the Merger of Purchaser. Each party hereto shall hold all information furnished by the other party or any of such party’s Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 28, 2002, between Seller and Purchaser (the “Confidentiality Agreement”).

     4.6. PRESS RELEASES

     Seller and Purchaser shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or Nasdaq rules.

     4.7. ACTIONS PENDING THE MERGER

          (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, or consented to or approved by Purchaser, Seller shall, and shall cause each of the Seller Subsidiaries to, use reasonable best efforts to preserve the properties, business and relationships with customers, employees and other persons of each of the Seller Subsidiaries.

          (b) Seller shall not, and shall not permit any of the Seller Subsidiaries to, except with the prior written consent of Purchaser or except as Previously Disclosed or expressly contemplated or permitted by this Agreement or the Plan of Merger:

               (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

               (ii) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

               (iii) issue any shares of its capital stock or permit any treasury shares to become outstanding, except for the issuance of shares of Seller Common Stock upon the exercise of options granted under Seller Plans that are issued and outstanding as of the date hereof;

               (iv) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

               (v) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock except for Trust Account Shares and DPC Shares;

               (vi) amend its articles or certificate of incorporation or association or bylaws; impose, or suffer the imposition, on any share of stock of any Seller Subsidiary held by Seller of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist;

               (vii) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank (this clause being subject to Sections 4.7(b)(xiv) and 6.1(f) of this Agreement); acquire control over any other firm, bank, corporation, savings association or organization or create any Subsidiary;

               (viii) waive or release any material right or cancel or compromise any material debt or claim other than loans written down or charged off in the ordinary course of business consistent with past practice;

               (ix) fail to comply in any material respect with any material laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

               (x) liquidate or sell or dispose of any material assets or acquire any material assets, except in the ordinary course of business consistent with past practice; except as Previously Disclosed, make any capital expenditure in excess of $50,000 in any instance or $250,000 in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

               (xi) except as Previously Disclosed, increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice or as required by law or contractual obligation in effect as of the date hereof;

               (xii) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

               (xiii) change its methods of accounting in effect at December 31, 2001, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2001, except as required by applicable law;

               (xiv) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a Takeover Proposal (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of Board of Directors of Seller, recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; provided, however, that Seller may communicate information about any such Takeover Proposal to its shareholders if, in the judgment of Board of Directors of Seller, after consultation with outside counsel, such communication is necessary in order to comply with its fiduciary duties to shareholders of Seller required under applicable law. Seller shall take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. Seller shall notify Purchaser immediately if any such inquiries or Takeover Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Seller, and Seller shall promptly inform Purchaser in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, “Takeover Proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller or any Seller Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Seller or any Seller Subsidiary other than the transactions contemplated or permitted by this Agreement and the Plan of Merger; or

               (xv) agree to do any of the foregoing.

     4.8. CLOSING; AGREEMENT OF MERGER

     The transactions contemplated by this Reorganization Agreement and the Plan of Merger (the terms of which are incorporated herein by reference) shall be consummated at a closing to be held at such location and on such date as the parties shall mutually agree, not later than thirty (30) days following the satisfaction of the conditions to consummation of the Merger set forth in ARTICLE 5 hereof or such other date to which the parties may mutually agree (other than such conditions relating to the actions to be taken at the Closing) (such date, “Closing Date”). In connection with such Closing, each of Merger Sub and

Seller shall execute a certificate of approval of the Plan of Merger, and shall cause the Plan of Merger and certificates to be delivered to the California Secretary of State in accordance with Section 1103 of the California General Corporation Law. The Merger shall be effective at the time and on the date (“Effective Date”) as designated by the California Secretary of State.

     4.9. SELLER EMPLOYEES; DIRECTORS AND MANAGEMENT; INDEMNIFICATION

          (a) Prior to the Effective Date, Seller shall take all actions that may be requested by Purchaser in writing with respect to (i) causing one or more Seller Plans (other than Seller Plans that are contractual arrangements, including, but not limited to, deferred compensation agreements, with individual officers and employees of Seller or any Seller Subsidiary) to be modified or terminated as of the Effective Date or for benefit accruals and entitlements to cease as of the Effective Date; (ii) causing the continuation on and after the Effective Date of any contract, arrangement or insurance policy relating to any Seller Plan for such period as may be requested by Purchaser; (iii) facilitating the merger of any Seller Plan into any Purchaser Plan; and (iv) any of the matters Previously Disclosed. Seller shall not authorize the commencement of any purchase period under any Seller stock purchase plan between the date hereof and the termination of this Reorganization Agreement and shall not extend any purchase period that is in effect on the date hereof beyond its originally scheduled date of termination. For purposes of this Section 4.9(a), the term “Purchaser Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Purchaser or by any trade or business, whether or not incorporated, that together with Purchaser would be deemed a ERISA Affiliate for the benefit of any employee or director or former employee or former director of Purchaser or any ERISA Affiliate, whether formal or informal, and whether legally binding or not.

          (b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of Seller or of any Seller Subsidiary (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller, or any Seller Subsidiary or any of their respective predecessors; or (ii) this Agreement or the Plan of Merger or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. On and after the Effective Date, Purchaser shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Purchaser; provided, however, that (1) Purchaser shall have the right to assume the defense thereof and upon such assumption Purchaser shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that, if Purchaser elects not to assume such defense or counsel for the Indemnified Parties and reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Purchaser and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after such notification, and Purchaser shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Purchaser shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties; provided, that, if there are issues which raise conflicts of interest between two (2) or more of the Indemnified Parties that result in the retention of separate counsel pursuant to the provisions of the preceding clause (1) Purchaser shall be obligated pursuant to this paragraph to pay for only one firm of counsel for each Indemnified Party or set of Indemnified Parties requiring separate counsel, (3) Purchaser shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) Purchaser shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 4.9(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof; provided, that the failure of any Indemnified Party to so notify Purchaser shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices Purchaser. Purchaser’s obligations under this Section 4.9(b) continue in full force and effect for a period of six (6) years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

          (c) Purchaser agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Seller and any Seller Subsidiary (the “Covered Parties”) as provided in their respective articles of incorporation, bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder; provided, however, that nothing contained in this Section 4.9(c) shall be deemed to preclude the liquidation, consolidation or merger of Seller or any Seller Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as an obligation of Purchaser or the successor to Seller or the Seller Subsidiary notwithstanding any such liquidation, consolidation or merger.

          (d) Purchaser, from and after the Effective Date shall use its reasonable best efforts directly or indirectly to cause the persons who served as directors or officers of Seller on or before the Effective Date to be covered by Seller’s existing directors’ and officers’ liability insurance policy (provided, that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 4.9(d) to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage, if reasonably available at a reasonable cost relative to the coverage obtained, shall commence on the Effective Date and shall be provided for a period of no less than six (6) years after the Effective Date; provided, however, that in no event shall Purchaser be required to expend more than 200% of the current amount expended by Seller (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto, provided, further, that the Insurance Amount shall be deemed reasonable for purposes of this Section 4.9(d). Seller agrees to renew any such existing insurance or to purchase any “discovery period” insurance provided for thereunder at request of Purchaser.

          (e) In the event Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser assume the obligations set forth in this section.

          (f) The provisions of Section 4.9(b), (c), (d) and (e) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

          (g) The parties agree to take the further actions Previously Disclosed by Purchaser.

     4.10. TAKEOVER LAWS

     No party hereto shall take any action that would cause the transactions contemplated by this Reorganization Agreement or the Plan of Merger to be subject to the requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Reorganization Agreement and the Plan of Merger from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     4.11. BOARD OF DIRECTORS; ADVISORY BOARD

          (a) Purchaser shall take all requisite action to cause Mr. Dennis Kern and two (2) other members of Seller’s Board of Directors immediately prior to the Effective Date to become members of Seller’s Board of Directors after the Effective Date. Such two directors shall be selected by Seller’s Board of Directors subject to the prior approval of Purchaser.

          (b) Promptly following the Effective Date, Purchaser shall establish an advisory board (the “Advisory Board”), which shall include members of Seller’s Board of Directors, identified by Seller prior to the Effective Date and reasonably acceptable to Purchaser. The function of the Advisory Board shall be to advise Purchaser on business conditions and opportunities in the markets currently served by Seller and on such other matters as Purchaser may reasonably request.

ARTICLE 5.
CONDITIONS PRECEDENT

     5.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER, MERGER SUB AND SELLER

     The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

          (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby, including, without limitation the shareholder approval contemplated by Section 2.5 hereof, shall have been duly and validly taken;

          (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied; provided, however, that no such approval shall have imposed any condition or requirement that, in the reasonable good faith opinion of the Board of Directors of Purchaser, so materially and adversely affects the anticipated economic and business benefits to Purchaser of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

          (c) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which Seller or any Seller Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on Seller; and

          (d) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger.

     5.2. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Seller pursuant to Section 6.4 hereof:

          (a) The representations and warranties of Purchaser and Merger Sub set forth in ARTICLE 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Seller; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect; and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Purchaser;

          (b) Purchaser and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

          (c) Purchaser shall have deposited or shall have caused the Merger Consideration to be deposited into an escrow account at U.S. Stock Transfer Corporation; and

          (d) Each of Purchaser and Merger Sub shall have delivered to Seller a certificate, dated the Closing Date and signed by its respective Chairman, CEO, Executive Vice President or Senior Vice President to the effect that the conditions set forth in paragraphs (a), (b) and (c) of this Section 5.2 have been satisfied.

     5.3. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND MERGER SUB

     The respective obligations of Purchaser and Merger Sub to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Purchaser pursuant to Section 6.4 hereof:

          (a) The representations and warranties of Seller set forth in Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Purchaser; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect; and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Seller;

          (b) Seller shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

          (c) Seller shall have delivered to Purchaser and Merger Sub a certificate, dated the Closing Date and signed by its Chairman, President and Chief Executive Officer or any Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this Section 5.3 have been satisfied.; and

          (d) Holders of no more than fifteen percent (15%) of the outstanding shares of Seller Common Stock shall have “filed a demand for payment” (as that term is contemplated in Section 1300(b)(1) of the California General Corporation Law).

ARTICLE 6.
TERMINATION, WAIVER AND AMENDMENT

     6.1. TERMINATION

     This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of Seller or Purchaser:

          (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

          (b) At any time on or prior to the Closing Date, by Purchaser in writing, if Seller has, or by Seller in writing, if Purchaser or Merger Sub has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger; or (ii) any representation or warranty contained herein, and in either case if (x) such breach has not been cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or, in the event such breach occurs after March 2, 2003, by March 31, 2003, and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under ARTICLE 5 hereof;

          (c) On the Closing Date, by Purchaser in writing, if Seller has, or by Seller in writing, if Purchaser has, not fulfilled or satisfied any of the conditions set forth in ARTICLE 5 hereof with respect to such party;

          (d) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 4.3 hereof have been finally denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

          (e) At any time, by any party hereto in writing, if the shareholders of Seller do not approve the transactions contemplated hereby and by the Plan of Merger at the special meeting duly called for that purpose;

          (f) By Purchaser prior to the time the shareholders of Seller approve the transactions contemplated by this Agreement and the Plan of Merger, if (i) Board of Directors of Seller fails to recommend approval and adoption of this Agreement and the Merger by the shareholders of Seller or withdraws or modifies (or publicly announces an intention to withdraw or modify) in any adverse manner its approval or recommendation of this Agreement or the Merger; (ii) the Board of Directors of Seller makes any public recommendation with respect to any Takeover Proposal other than a recommendation to reject such Takeover Proposal; (iii) Seller takes any action prohibited by 4.7(b)(xiv); or (iv) Board of Directors of Seller resolves to take any of the actions specified above;; or

          (g) By any party hereto in writing, if the Closing Date has not occurred by the close of business on March 31, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

     6.2. EFFECT OF TERMINATION

          (a) In the event this Reorganization Agreement and the Plan of Merger are terminated pursuant to Section 6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality, fees and expenses set forth in Sections 4.5, 6.2(b) and 7.1 hereof, respectively, shall survive any such termination; and (ii) a termination pursuant to Section 6.1(b)(i) or 6.1(b)(ii) hereof shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

          (b) Seller and Purchaser each acknowledge that the other has spent, and shall be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of the other, has incurred, and shall continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Reorganization Agreement and the accomplishment of the transactions contemplated hereby, and shall be unable to evaluate and, possibly, make investments in or acquire other entities due to the limited number of personnel available for such purpose and the constraints of time. Therefore, to induce Purchaser and Seller to enter into this Reorganization Agreement, in the event this Reorganization Agreement and the Plan of Merger are terminated:

               (i) by Purchaser pursuant to Section 6.1(f) hereof; or

               (ii) by Seller or Purchaser pursuant to Section 6.1(e) hereof because of the failure to obtain the required approval of Seller’s shareholders and, if (A) at or prior to the Seller’s shareholders meeting a Takeover Proposal shall have been publicly announced or disclosed (whether or not such offer, proposal or announcement or agreement shall have been rejected or shall have been withdrawn prior to the time of such termination or of Seller’s shareholders’ meeting) and (B)(1) a third party or “group” (within the meaning of Rule 13d-5 under the Exchange Act), directly or indirectly, acquires Seller Common Stock which results in a such third party or “group” having beneficial ownership of fifty percent (50%) or more of the then outstanding Seller Common Stock or (2) a sale, transfer or license (having similar effect as a sale or transfer) of fifty percent (50%) or more of the fair market value of the assets of Seller, other than in the ordinary course of business, or (3) a definitive agreement with respect to any transaction referred to in (1) or (2) is executed by Seller or any Seller Subsidiaries, in the case of (1), (2) or (3), within one (1) year following termination of this Reorganization Agreement and the Plan of Merger pursuant to this Section 6.1(e);

               (iii) By Seller pursuant to Sections 6.1(d) or 6.1(g), if the failure to obtain the required regulatory approvals, in the one case, or the failure of the Closing Date to occur by the close of business on March 31, 2003, in the other, is directly caused by Purchaser having entered into an agreement to acquire another bank or bank holding company;

then, in the case of clause (i), Seller shall pay to Purchaser by wire transfer of the same day funds promptly, but not later than two (2) business days after the date of such termination, a termination fee of $ 6,375,000 (the “Termination Fee”), and, in the case of clause (ii), Seller shall pay the Termination Fee to Purchaser by wire transfer of same day funds promptly, but not later than two (2) business days after satisfaction of all conditions to the payment thereof set forth in clause (ii), and in the case of clause (iii), Purchaser shall pay the Termination Fee to Seller by wire transfer of same day funds promptly, not later than two (2) business days after the date of such termination, the Termination Fee. In the event that one party is entitled to the Termination Fee, the party paying the Termination Fee shall also pay the receiving party interest at the rate of seven and one-half percent (7.5%) per annum on any amounts that are not paid when due, plus all costs and expense in connection with or arising out of the enforcement of the obligation of the party paying the Termination Fee to pay such fee or such interest.

     6.3. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Purchaser, Merger Sub or Seller (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of Seller, the aforesaid representations, warranties and covenants being material inducements to the consummation by Purchaser and Seller of the transactions contemplated herein.

     6.4. WAIVER

     Except where prohibited by law, Purchaser and Seller, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Seller) extend the time for the performance of any of the obligations or other acts of Seller, on the one hand, or Purchaser or Merger Sub, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto; (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger; or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver, or amendment or supplement contemplated by Section 6.5 hereof, executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Seller shall, without the further approval thereof, change the amount or kind of Merger Consideration.

     6.5. AMENDMENT OR SUPPLEMENT

     This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time only by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereto.

ARTICLE 7.
MISCELLANEOUS

     7.1. EXPENSES

     Except as otherwise provided in Section 6.2(b) hereof, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that Purchaser and Seller each shall bear and pay fifty percent (50%) of all printing and mailing costs and filing fees associated with the Proxy Statement.

     7.2. ENTIRE AGREEMENT

     This Reorganization Agreement and the Plan of Merger contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreement. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

     7.3. NO ASSIGNMENT

     No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

     7.4. ALTERNATIVE STRUCTURE

     Notwithstanding any provision of this Reorganization Agreement to the contrary, Purchaser may, with the written consent of Seller, which shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of Seller and the Seller Subsidiaries set forth herein; provided, that (i) the consideration to be paid to the holders of the Seller Common Stock is not thereby changed in kind or reduced in amount as a result of such modification; and (ii) such modification shall not materially delay or jeopardize the consummation of the transactions contemplated by the Reorganization Agreement and the Plan of Merger; provided, further, that Purchaser shall pay all costs, if any, associated with any such modifications of structure.

     7.5. NOTICES

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

     If to Seller:

VIB Corp 1498 Main Street El Centro, California 92243 Attn: Dennis L. Kern Facsimile No: 760.337.3229

With a required copy to:

Horgan, Rosen, Beckham & Coren, L.L.P. 23975 Park Sorrento, Suite 200 Calabasas, California 91302

Attn: S. Alan Rosen, Esq. Facsimile No: 818.591.3838

If to Purchaser or Merger Sub:

Rabobank International 245 Park Avenue New York, New York 10167 Attn: Guillermo Bilbao Facsimile No: 212.916.7880

With a required copy to:

Arnold & Porter 399 Park Avenue New York, New York 10022-4690 Attn: Isaac Lustgarten, Esq. Facsimile No: 212.715.1399

     7.6. CAPTIONS

     The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

     7.7. COUNTERPARTS

     This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     7.8. GOVERNING LAW

     This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

[Remainder of page left intentionally blank; signatures
appear on the following page.]

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., RABOBANK NEDERLAND

By	/s/ Cor F. Broekhuyse	By	/s/ Henk Adams

Executive Vice President		Senior Vice President

UTRECHT-AMERICA ACQUISITION CORP. I

By:	/s/ Cor F. Broekhuyse	By:	/s/ Guillermo Bilbao

President		Vice President

VIB CORP

By:	/s/ Dennis L. Kern	By	/s/ Charlotte Studer

President and Chief Executive Officer		Secretary

ANNEX A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER OF
UTRECHT-AMERICAN ACQUISITION CORP. I
WITH AND INTO VIB CORP

     AGREEMENT AND PLAN OF MERGER (“Plan of Merger”) dated as of July 30, 2002, by and between VIB CORP (“Seller”), a California corporation having its principal executive office at 1498 Main Street, El Centro, California 92243, UTRECHT-AMERICA ACQUISITION CORP. I (“Merger Sub”), a California corporation having its principal executive office at 245 Park Avenue, New York, New York 10167, and COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., RABOBANK NEDERLAND (“Purchaser”), a cooperative bank organized under the laws of The Netherlands having its registered office in Amsterdam, The Netherlands.

WITNESSETH

     WHEREAS, the respective Boards of Directors of Seller and Merger Sub and the Supervisory Board and the Board of Management of Purchaser deem the merger of Merger Sub with and into Seller, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of Seller and Merger Sub and the Supervisory Board and the Board of Management of Purchaser have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith (“Reorganization Agreement”); and

     WHEREAS, the parties hereto desire that Seller shall be acquired by Purchaser through the merger of Merger Sub with and into Seller, with Seller as the surviving corporation, subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE 1.
MERGER

     Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into Seller, pursuant to the provisions of, and with the effect provided in, the California General Corporation Law (said transaction being hereinafter referred to as the “Merger”). At the Effective Time, the separate existence of Merger Sub shall cease and Seller, as the surviving entity, shall continue unaffected and unimpaired by the Merger (Seller as existing on and after the Effective Time being hereinafter sometimes referred to as the “Surviving Corporation”).

ARTICLE 2.
ARTICLES OF INCORPORATION AND BY-LAWS

     The Articles of Incorporation and the By-Laws of Seller in effect immediately prior to the Effective Time shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

ARTICLE 3.
BOARD OF DIRECTORS AND OFFICERS

     The directors of Merger Sub immediately prior to the Effective Time shall be the directors of Seller, and the officers of Seller immediately prior to the Effective Time shall be the officers of Seller, each to hold office in accordance with the Articles of Incorporation and By-laws of Seller.

ARTICLE 4.
CAPITAL

     At the Effective Time, all of the shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by virtue of the Merger and shall constitute all of the issued and outstanding shares of capital stock of the Seller.

ARTICLE 5.
CONVERSION AND EXCHANGE OF SELLER SHARES

     5.1 At the Effective Time, each share of the common stock of Seller, no par value (“Seller Common Stock”), outstanding immediately prior to the Effective Time (except as provided in Sections 5.2 and 5.3), together with the rights attached thereto issued pursuant to the Preferred Shares Rights Agreement, dated as of August 14, 2001, between Seller and U.S. Stock Transfer Corporation, as rights agent, shall by virtue of the Merger be converted into the right to receive $15.10 in cash (the “Merger Consideration”).

     5.2 At the Effective Time, all shares of Seller Common Stock held in the treasury of Seller or owned beneficially by any subsidiary of Seller other than in a fiduciary capacity (the “Trust Account Shares”) or in connection with a debt previously contracted (“DPC Shares”), and all shares of Seller Common Stock owned by Purchaser or owned beneficially by any subsidiary of Purchaser other than Trust Account Shares and DPC Shares shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

     5.3 Notwithstanding any other provisions contained in this Plan of Merger, to the extent required by the California General Corporation Law, no shares of Seller Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder, who has properly exercised his appraisal rights (any such shares being referred to herein as “Dissenting Shares”) under applicable law, shall be converted into the right to receive the Merger Consideration, unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under applicable law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any such holder shall have failed to perfect or effectively withdrawn or lost such holder’s right to dissent from the Merger, each of such holder’s shares of Seller Common Stock shall thereupon be deemed to have been converted into and to have become, at the Effective Time, the right to receive the Merger Consideration.

     5.4 As of the Closing Date, Purchaser shall deposit, or shall cause to be deposited, with U.S. Stock Transfer Corporation (the “Payment Agent”), for the benefit of the holders of shares of Seller Common Stock, for payment in accordance with this Section 5.4, the Merger Consideration to be paid pursuant to Section 5.1 and deposited pursuant to this Section 5.4 in exchange for outstanding shares of Seller Common Stock. Promptly after the Effective Time, Purchaser shall cause the Payment Agent to mail to each holder of record of a certificate previously representing shares of Seller common Stock (a “Certificate”) the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent, which shall be in a form and contain such provisions as Purchaser and Seller may determine; and (ii) instructions for use in effecting the surrender of the Certificates in payment for the Merger Consideration. Upon the proper surrender of a Certificate to the Payment Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in payment therefor a check representing the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of Seller Common Stock not registered in the transfer records of Seller, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Seller Common Stock is presented to the Payment Agent, accompanied by documents sufficient, in the discretion of Purchaser, (i) to evidence and effect such transfer; and (ii) to evidence that all applicable stock transfer taxes have been paid. Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the shareholders of Seller for six months after the Effective Time shall be repaid by the Payment Agent to Purchaser. Any shareholders of Seller who have not theretofore complied with this Section 5.4 shall thereafter look only to Purchaser for payment of the Merger Consideration deliverable in respect of each share of Seller Common Stock such shareholder holds as determined pursuant to this Plan of Merger without any interest thereon. Any other provision of this Plan of Merger notwithstanding, neither Purchaser or its agent nor any party to the Merger shall be liable to a holder of Seller Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law. After the Effective Time, the stock transfer books of Seller shall be closed and no transfer of Seller Common Stock shall thereafter be made or recognized. If after the Effective Time Certificates are presented to Purchaser or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Plan of Merger in accordance with the procedures set forth in this Section 5.4.

     5.5 At the Effective Time, the right to purchase shares of Seller Common stock pursuant to stock options granted under the VIB Corp 1997 Stock Option Plan (“Employee Stock Options”) shall terminate and such options shall be cancelled. With respect to each Employee Stock Option that (a) is outstanding immediately prior to the Effective Time and (b) has an exercise price of less than $15.10, the holder of such option shall be paid an amount equal to the product of (i) the number of shares of Seller Common Stock subject to such option immediately prior to the Effective Time, and (ii) the difference between $15.10 and the aggregate exercise price of such option. All such amounts shall be paid by Purchaser as soon as practicable after the Effective Time.

     5.6 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, Purchaser or its agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder of such Certificate is entitled pursuant to Section 5.1.

ARTICLE 6.
EFFECTIVE TIME OF THE MERGER

     This Plan of Merger shall be delivered to the California Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date as designated by the California Secretary of State (such date and time being herein referred to as the “Effective Time”).

ARTICLE 7.
FURTHER ASSURANCES

     If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Merger Sub, or otherwise carry out the provisions hereof, the proper officers and directors of Merger Sub, as of the Effective Time, and thereafter the officers of the Surviving Corporation acting on behalf of Merger Sub, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

ARTICLE 8.
CONDITIONS PRECEDENT

     The obligations of Purchaser, Merger Sub and Seller to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement (which is incorporated herein by reference).

ARTICLE 9.
TERMINATION

     Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Seller, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

ARTICLE 10.
MISCELLANEOUS

     10.1 This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of Purchaser, Merger Sub and Seller. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors, in the cases of Merger Sub and Seller, and the Supervisory Board and the Board of Management, in the case of Purchaser, and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

     10.2 Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

     10.3 The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

     10.4 This Plan of Merger shall be governed by and construed in accordance with the laws of the State of California applicable to the internal affairs of Seller and Merger Sub, respectively.

[Remainder of page left intentionally blank; signatures
appear on the following page.]

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers as of the day and year first above written.

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., RABOBANK NEDERLAND

By	/s/ Cor F. Breckhuyse	By	/s/ Henk Adams

Executive Vice President		Senior Vice President

UTRECHT-AMERICA ACQUISITION CORP. I

By:	/s/ Cor F. Broekhuyse	By:	/s/ Guillermo Bilbao

President		Vice President

VIB CORP

By:	/s/ Dennis L. Kern	By	/s/ Charlotte Studer

President and Chief Executive Officer		Secretary

APPENDIX C

CALIFORNIA CORPORATIONS CODE
TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. Dissenters’ Rights

SECTION 1300.	REORGANIZATION OR SHORT FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT THE FAIR MARKET VALUE; DEFINITIONS

     (a)  If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e)or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b)  As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

     (1)  Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2)  Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3)  Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4)  Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c)  As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.	NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME CONTENTS

     (a)  If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b)  Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c)  The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.	SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.	PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING TIME OF PAYMENT

     (a)  If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b)  Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.	ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

     (a)  If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b)  Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c)  On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.	REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS

     (a)  If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b)  If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c)  Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d)  Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e)  The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306.	PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.	DIVIDENDS ON DISSENTING SHARES

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.	RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL AND DEMAND FOR PAYMENT

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.	TERMINATION OF DISSENTING SHAREHOLDER STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a)  The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

     (b)  The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c)  The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (d)  The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

SECTION 1310.	SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS’ APPROVAL

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.	EXEMPT SHARES

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.	RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

     (a)  No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

PROXY
VIB CORP
SPECIAL MEETING OF SHAREHOLDERS
_____________, 2002

     The undersigned shareholder of VIB Corp (the “Company”) hereby nominates, constitutes and appoints R. Stephen Ellison, Richard D. Foss and Dennis L. Kern, and each of them, the attorney, agent, and proxy of the undersigned, with full powers of substitution, to vote all stock of the Company which the undersigned is entitled to vote at a Special Meeting of Shareholders (the “Meeting”) of the Company to be held at the Barbara Worth Country Club, 2050 Country Club Drive, Holtville, California 92250, on      ,      , 2002, at 6:00 p.m. and at any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present there at, as follows:

Approval of Agreement and Plan of Reorganization. To approve the principal terms of the Agreement and Plan of Reorganization (the “Agreement”), dated July 30, 2002, by and among the Company, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., Rabobank Nederland (“Rabobank”), and Utrecht-America Acquisition Corp. I (“Merger Subsidiary”), that provides for the acquisition of the Company by Rabobank through the merger of Merger Subsidiary with and into the Company, with the Company as the surviving entity, as more fully described in the Special Meeting Proxy Statement.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

PLEASE SIGN AND DATE THE OTHER SIDE

PLEASE SIGN AND DATE BELOW

     The Board of Directors recommends a vote of “FOR” on the proposal to approve the Agreement. The proxy confers authority and shall be voted in accordance with the recommendations of the Board of Directors, unless a contrary instruction is indicated, in which case the proxy shall be voted in accordance with such instruction. This proxy confers discretionary authority to vote on administrative matters, such as adjournment, in accordance with the recommendation of the Board of Directors.

(Number of Shares)	Dated: ____________, 2002

(Please Print Your Name)	(Please Print Your Name)

(Signature of Shareholder)	(Signature of Shareholder)

     (Please date this Proxy and sign your name as it appears on the stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

     I do [   ]      do not [   ]      expect to attend the Meeting.

     This proxy is solicited on behalf of the Board of Directors, and may be revoked by the shareholder delivering it prior to its exercise by filing with the Corporate Secretary of the Company an instrument revoking this proxy or a duly executed proxy bearing a later date or by appearing and voting in person at the meeting.